UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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WOLVERINE WORLD WIDE, INC.

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SEC 1913 (02-02)

Notice of 2011
Annual Meeting of Stockholders
and
Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 21, 2011.

Wolverine’s Proxy Statement for the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended January 1, 2011, are available at www.wolverineworldwide.com/2011annualmeeting.

Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

March 11, 2011

Dear Stockholder,

You are invited to attend the 2011 Annual Meeting of Stockholders which will be held on Thursday, April 21, 2011, at the Company’s headquarters in Rockford, Michigan.

The annual meeting will begin with an introduction of management attendees and directors, followed by voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and any other business matters properly brought before the meeting. The meeting will adjourn for a presentation on the Company’s business operations, and then resume for a report on the voting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely,

Blake W. Krueger
Chairman

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

10:00 a.m., April 21, 2011
Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

March 11, 2011

To our Stockholders:

We invite you to attend Wolverine’s Annual Meeting of Stockholders at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 21, 2011, at 10:00 a.m. Eastern Daylight Time. The annual meeting will begin with an introduction of management attendees and directors, after which stockholders will:

(1)	vote on the election of the three director nominees named in the proxy statement for three-year terms expiring in 2014;

(2)	vote on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year 2011;

(3)	vote on an advisory resolution approving compensation for the Company’s named executive officers;

(4)	vote on how frequently the Company should seek future advisory votes on compensation of its named executive officers; and

(5)	transact other business that may properly come before the meeting.

The meeting will adjourn for a presentation on the Company’s business operations, then resume for a report on the voting results. You can vote at the meeting and any adjournment of the meeting if you were a stockholder of record on March 1, 2011.

By Order of the Board of Directors

Kenneth A. Grady, Secretary
PROXY STATEMENT

Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

We are furnishing you this proxy statement and enclosed proxy card in connection with the solicitation of proxies by the Board of Directors of Wolverine World Wide, Inc. to be used at the Annual Meeting of Stockholders of the Company. Distribution of this proxy statement and enclosed proxy card to stockholders is scheduled to begin on or about March 11, 2011.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the meeting. We encourage stockholders to submit proxies in advance. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. In order to vote any shares at that meeting that are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot.

DIRECTORS

The Company’s Board of Directors (the “Board” or “Board of Directors”) consists of 11 directors. Wolverine’s Amended and Restated By-laws (“By-laws”) divide the Board into three classes as nearly equal in number as possible. Each class serves a three-year term of office. At each annual meeting, the term of one class expires. Subject to exceptions approved by the Board, directors must retire and resign from the Board at the Annual Meeting of Stockholders following their 72nd birthday. The Board prides itself on its ability to recruit and retain directors who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and are effective in serving the stockholders’ long-term interests. The Board’s Governance Committee acts as the nominating committee. The Committee, in anticipation of upcoming director elections and other potential or expected Board vacancies, searches for qualified individuals and recommends candidates for director openings to the full Board. At the Company’s expense, the Committee may retain a search firm or other external parties to assist it in identifying candidates. The Committee delegates day-to-day management and oversight of the external parties to the Chief Executive Officer (“CEO”) and the Company’s Senior Vice President of Human Resources. The Committee considers candidates suggested by directors, senior management and stockholders, and evaluates all candidates in the same manner. Stockholders may recommend individuals as potential director candidates by communicating with the Committee through one of the Board communication mechanisms described under the heading “Stockholders Communications Policy.” Stockholders that wish to recommend a director candidate must comply with the procedures set forth in the By-laws, posted on the Company’s website. Ultimately, the Board selects the Company nominees for election at each annual meeting.

Board Composition

As stated in the Company’s Corporate Governance Guidelines, Wolverine seeks to achieve diversity in its Board membership by assembling a group of directors that have a broad range of skills, expertise, knowledge and contacts to benefit the Company’s business. The Governance Committee and the Board annually assess the current make-up of the Board, considering diversity across many dimensions, and the Committee uses this assessment when defining the criteria for a director search. The Committee, along with the Board, assesses the effectiveness of the diversity objective when reviewing Board composition. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

»	Footwear, apparel and retail experience. The Company’s business focuses on the international marketing and sale of footwear and apparel, both in wholesale and retail markets. The Company has identified expanding its apparel and retail businesses as two important growth initiatives. The Board believes it is important to have directors with experience in the footwear, apparel and retail industries to provide insights into these and other areas that are critical to the Company’s success.

»	Leadership experience. The Board believes that directors with significant leadership experience, including CEO experience, provide it with special insights, including organization development and leadership practices, and those individuals with this experience help the Company in identifying and developing its own leadership talent. They demonstrate a practical understanding of organizations, process, strategy, risk management and the methods to drive change and growth. These individuals also provide the Company with a valuable network of contacts and relationships.

»	Global experience. The Company’s products are sold in more than 190 countries and territories, reflecting the global nature of its business. In fiscal year 2010, approximately 38% of the Company’s revenues came from outside the U.S. and more than 90% of the Company’s products were sourced from outside the U.S. The Board believes it is important to have directors who are familiar with the challenges and opportunities faced by a global business.

»	Finance experience. The Company uses various financial metrics in managing its overall operations and the operations of its business units. Accurate financial tracking and reporting is critical to the Company and its stockholders. Experience as members of audit committees of other boards of directors also gives directors insight into best audit committee practices. The Board believes that understanding finance and financial reporting processes is important for all directors, and that several should qualify as audit committee financial experts.

»	Public and private company experience. The Company has been publicly traded since 1965. Although operating as part of a public company, brand leaders also are expected to bring the entrepreneurial spirit of private company leadership to drive growth in their business units. The Board believes it is important to have directors who are familiar with the regulatory requirements and environment for publicly held corporations, and to have directors who have experience applying an entrepreneurial focus to building a company or business unit.

»	Government experience. A portion of the Company’s business involves government contracting, and the Company interacts with domestic and foreign governments routinely. The Board recognizes the importance of working constructively with governments around the world, and believes it is helpful to have directors who have experience in or working with government.

The specific qualifications and experience of the individual director nominees and directors are set forth below under “Item 1: Election of Directors.” The Committee also considers an individual’s relative skills, background and characteristics, their exemplification of the highest standards of personal and professional integrity, independence under New York Stock Exchange (“NYSE”) listing standards and the Company’s Director Independence Standards, potential contribution to the composition and culture of the Board, and ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to Board duties.

ITEM 1:	ELECTION OF DIRECTORS – TERMS EXPIRING IN 2014

Three directors will be elected at the annual meeting on April 21, 2011, for three-year terms expiring at the annual meeting of stockholders to be held in 2014 or until their respective successors, if any, have been elected and are qualified. The Company’s nominees include two independent directors, as determined by the Board under the applicable rules for companies whose securities are traded on NYSE and the Company’s independence standards, and the Company’s CEO, who is not an independent director. All director nominees currently serve on the Board and were elected by the stockholders at the Company’s 2008 annual meeting. The Company does not know of any reason why any nominee would be unable to serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, the incumbent directors may or may not select a substitute nominee. If the directors select a substitute nominee, the Company will vote the shares represented by all valid proxies for the substitute nominee (unless you give other instructions).

WILLIAM K. GERBER	Director since 2008	Age 57

Managing Director of Cabrillo Point Capital LLC

Mr. Gerber’s experience includes public company, finance and accounting, apparel and retail industry, corporate leadership, international operations and public company officer and director experience. Mr. Gerber is Managing Director of Cabrillo Point Capital LLC, a private investment fund. He has held that position since 2008. From 1998 to 2007, Mr. Gerber was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a publicly traded global staffing solutions company with operations in more than 35 countries. In this role, Mr. Gerber was responsible for investor relations, mergers and acquisitions and purchasing in addition to core Chief Financial Officer functions. In addition to Mr. Gerber’s 10 years of experience as Chief Financial Officer of Kelly Services, Inc., he has 15 years of experience in various finance roles, including Vice President, Finance, and Vice President, Corporate Controller, for Limited Brands, Inc., a publicly traded company in the apparel and retail industry. Mr. Gerber is a director of and Chairman of the Audit Committees of AK Steel Holding Corporation and Kaydon Corporation.

BLAKE W. KRUEGER	Director since 2006	Age 57

Chairman, Chief Executive Officer and President of Wolverine World Wide, Inc.

Mr. Krueger’s experience includes footwear, apparel and retail industry, corporate leadership, branded marketing, international operations, legal, and public company officer and board experience. Mr. Krueger has more than 15 years of experience as an executive officer of Wolverine, including nearly four years as Chief Executive Officer with responsibility for all aspects of the business, including international operations, brand management, apparel and accessories and retail development, footwear wholesale, manufacturing, sourcing, corporate governance, human resources and mergers and acquisitions. Mr. Krueger is currently Chairman of Wolverine, a position he assumed in January 2010, and Chief Executive Officer and President of Wolverine, positions he assumed in April 2007. From October 2005 until April 2007, Mr. Krueger served as President and Chief Operating Officer of Wolverine. From 2004 to October 2005, he served as Executive Vice President and Secretary of Wolverine and President of the Heritage Brands Group. From 2003 to 2004, Mr. Krueger served as Executive Vice President and Secretary of Wolverine and President of the Caterpillar Footwear Group. He has also previously served as Executive Vice President, General Counsel and Secretary of Wolverine with various responsibilities including the human resources, retail, business development, accessory licensing, mergers and acquisitions, and legal areas. During the preceding five years, Mr. Krueger was, but no longer is, a director of Professionals Direct, Inc.

MICHAEL A. VOLKEMA	Director since 2005	Age 55

Chairman of Herman Miller, Inc.

Mr. Volkema’s experience includes corporate leadership, branded marketing, international operations, public company officer and board experience and public company finance and accounting experience through audit committee service. Mr. Volkema has more than 20 years of experience as a senior executive in the home and office furnishings industry, including nine years as Chief Executive Officer of Herman Miller, Inc., a leading designer and manufacturer of furnishings for the office and home, and a publicly traded company with international, branded operations. Mr. Volkema has been Chairman of Herman Miller, Inc. since 2000. Mr. Volkema became President and Chief Executive Officer of Herman Miller in 1995 and held those positions until 2003 and 2004, respectively. Mr. Volkema has more than 20 collective years of experience on public company boards, including nine years as Chairman of the Board at Herman Miller, Inc., and including service on public company compensation and audit committees. During the preceding five years, Mr. Volkema was, but no longer is, a director of Champion Enterprises, Inc. and Applebee’s International, Inc.

Board Recommendation
The Board recommends that you vote “FOR” the election of the above nominees for terms expiring in 2014.

CONTINUING DIRECTORS – ELECTED IN 2010 WITH TERMS EXPIRING IN 2013

JEFFREY M. BOROMISA	Director since 2006	Age 56

Retired Executive Vice President of Kellogg International, President of Latin America; Senior Vice President of Kellogg Company, and member of Kellogg Company’s Global Leadership Team

Mr. Boromisa’s experience includes public company officer, finance and accounting, corporate leadership, branded marketing and international operations experience. This experience includes service as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management, brand management, marketing and international operations, during his more than 25 year career at Kellogg Company, a publicly traded, multinational company and leading global cereal, snack and specialty foods company. Mr. Boromisa was Executive Vice President of Kellogg International, President of Latin America; Senior Vice President of Kellogg Company, and a member of Kellogg Company’s Global Leadership Team from 2008 through March 2009. From 2006 until 2008, Mr. Boromisa served as Executive Vice President of Kellogg International, President of Asia Pacific and Senior Vice President of the Kellogg Company, as well as serving as a member of Kellogg Company’s Global Leadership Team. From 2004 until 2006, he was Senior Vice President and Chief Financial Officer of Kellogg Company. In 2002, Mr. Boromisa was promoted to Senior Vice President, Corporate Controller and Chief Financial Officer of Kellogg International. Mr. Boromisa served as Vice President and Corporate Controller of Kellogg Company from November 1999 until 2002. In 1997, he was promoted to Vice President — Purchasing of Kellogg North America, and from 1981 to 1997, served Kellogg Company in various financial positions. Mr. Boromisa also is a director at Haworth, Inc., a privately held, international, office furniture design and manufacturing company.

DAVID T. KOLLAT	Director since 1992	Age 72

President and Chairman of 22, Inc.

Mr. Kollat’s experience includes apparel and retail industry, branded marketing, corporate leadership, public company officer and board experience and public company finance and accounting experience through audit committee service. Mr. Kollat has been President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers, since 1987. In addition to his marketing and management experience as President and Chairman of 22, Inc., Mr. Kollat has 11 years of experience as Executive Vice President, Marketing, and a member of the executive committee of Limited Brands, Inc., a publicly traded company operating in the apparel and retail industry, and three years at Limited Brands, Inc. as President of Victoria’s Secret Direct. Mr. Kollat has 80 collective years of experience serving on public company boards, including experience on audit (13 years), compensation (14 years), governance (7 years) and finance (8 years) committees of public company boards. Mr. Kollat is Lead Director of Wolverine and currently serves as a director of Limited Brands, Inc.; Big Lots, Inc.; and Select Comfort Corporation. In 2009, prior to Mr. Kollat’s re-election as a director, the Board decided to waive the Company’s age 72 resignation requirement for Mr. Kollat, allowing him to serve an additional term ending in 2013.

DAVID P. MEHNEY	Director since 1977	Age 71

President of The KMW Group, Inc.

Mr. Mehney’s experience includes corporate leadership, branded marketing and international operations experience. Mr. Mehney has been President of The KMW Group, Inc. since 1966. The KMW Group, Inc. and its subsidiaries import and distribute medical products in the United States, Canada, Europe and Asia and distribute marine products in Michigan. Mr. Mehney’s experience with The KMW Group, Inc. includes establishing foreign-owned brands in the United States market and the distribution of sourced products in the United States, Canada, Europe and Asia. Mr. Mehney has been associated with Wolverine’s business and industry for more than 30 years as a member of Wolverine’s Board of Directors.

TIMOTHY J. O’DONOVAN	Director since 1993	Age 65

Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.

Mr. O’Donovan’s experience includes footwear, apparel and retail industry, corporate leadership, branded marketing, international operations, public company officer and board experience and public company finance and accounting experience through audit committee service. Mr. O’Donovan has more than forty years of experience with Wolverine, including two years as non-executive Chairman of the Board and seven years as Chief Executive Officer, with responsibility for all aspects of the business, including international operations, brand management, apparel and accessories and retail development, footwear wholesale, manufacturing, sourcing, corporate governance, human resources and mergers and acquisitions. Mr. O’Donovan is a former Chairman of the Board of Wolverine, and served in that position from April 2005 through December 2009. In April 2007, Mr. O’Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O’Donovan served Wolverine as its Chief Executive Officer and President from April 2000 until April 2005, and as Chief Operating Officer and President from 1996 until April 2000. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine. Mr. O’Donovan has more than 25 collective years of experience on public company boards and service on both audit (four years) and compensation (five years) committees of public company boards. Mr. O’Donovan is currently a director of Spartan Stores, Inc. and Kaydon Corporation.

CONTINUING DIRECTORS – ELECTED IN 2009 WITH TERMS EXPIRING IN 2012

ALBERTO L. GRIMOLDI	Director since 1994	Age 69

Chairman of Grimoldi, S.A.

Mr. Grimoldi’s experience includes footwear, apparel and retail industry experience, corporate leadership, international operations, government and branded marketing experience. Mr. Grimoldi has more than 25 years of experience in the footwear and retail industries with Grimoldi, S.A., a publicly traded company in Argentina that sells footwear and apparel in both wholesale and retail markets. Mr. Grimoldi has been Chairman of Grimoldi, S.A. since 1986. Mr. Grimoldi has significant additional international operations and finance experience in the private sector, including as a member of the Advisory Board of Ford Motor Company and as Vice Chairman of Banco Privado de Inversiones, S.A., an investment bank, as well as leadership and finance experience earned while in government service in Argentina as Undersecretary of Foreign Trade, Undersecretary of Economics and Labor, Secretary of Industry and a member of the board of the Central Bank of Argentina.

JOSEPH R. GROMEK	Director since 2008	Age 64

President, Chief Executive Officer and a Director of The Warnaco Group, Inc.

Mr. Gromek’s experience includes footwear, apparel and retail industry, corporate leadership, international operations, public company officer and branded marketing experience. Mr. Gromek has more than 30 years of experience managing and marketing brands and 40 years of experience in the retail and apparel industry, including 14 years as a chief executive officer. Since 2003, Mr. Gromek has served as President, Chief Executive Officer and a Director of The Warnaco Group, Inc., a publicly traded company which designs, sources, manufactures, markets, retails, licenses and distributes a broad line of intimate apparel, sportswear and swimwear worldwide. As Chief Executive Officer of The Warnaco Group, Inc., Mr. Gromek oversees extensive U.S. and international branded operations and points of distribution. Mr. Gromek also served as Chief Executive Officer of Brooks Brothers, Inc. from 1996 until 2002.

BRENDA J. LAUDERBACK	Director since 2003	Age 60

Retired President of the Wholesale and Retail Group of Nine West Group, Inc.

Ms. Lauderback’s experience includes footwear, apparel and retail industry, corporate leadership, branded marketing, international operations, public company board and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 20 years of footwear, apparel, and accessories industry experience. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has more than 35 collective years of experience on public company boards and collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Big Lots, Inc.; Denny’s Corporation and Select Comfort Corporation. During the preceding five years, Ms. Lauderback also was, but no longer is, a director of Irwin Financial Corporation.

SHIRLEY D. PETERSON	Director since 2005	Age 69

Retired Partner of Steptoe & Johnson LLP

Ms. Peterson’s experience includes legal, financial and executive management experience from both the public and private sectors, public company board, government and public company finance and accounting experience through audit committee service. Ms. Peterson has diverse management experience in various private and public sector roles, including President of Hood College, Assistant Attorney General of the Tax Division for the U.S. Department of Justice, Commissioner of the Internal Revenue Service and more than 20 years in private law practice as a tax attorney at the law firm Steptoe & Johnson LLP. From 1995 until her retirement in 2000, Ms. Peterson served as President of Hood College of Frederick, Maryland. Ms. Peterson has more than 30 collective years of experience on public company boards, including experience on boards of companies with significant international, retail, brand development, manufacturing and sourcing operations, as well as more than 20 collective years of experience serving on public company audit committees and more than 30 collective years of experience serving on public company governance committees, with an additional 13 years of experience serving on the governance committee of the DWS Fund Complex. Ms. Peterson is currently a director of The Goodyear Tire & Rubber Company and of AK Steel Holding Corporation. During the preceding five years, Ms. Peterson also was, but no longer is, a director of Federal-Mogul Corporation and Champion Enterprises, Inc., and was a director or trustee of various funds within the DWS Fund Complex.

CORPORATE GOVERNANCE

GOVERNANCE PRINCIPLES

The Board’s Corporate Governance Guidelines (including the Director Independence Standards) and the Charter for each Board standing committee (Audit, Compensation and Governance); the Company’s Certificate of Incorporation; By-laws; Code of Conduct & Compliance and its Accounting and Finance Code of Ethics all are available on the Wolverine website at http://www.wolverineworldwide.com/investor-relations/corporate-governance/. The Board and committees annually review and update these and other key governance documents.

The Board and each standing committee conduct an annual self-assessment. Each director also evaluates the performance of the other directors as part of the Board self-assessment. The Lead Director, working with the Governance Committee, reviews the Board self-assessment with directors following the end of each fiscal year. The committee Chairpersons review the committee self-assessments with their respective committee members and discuss them with the Board. The Lead Director, also with the Governance Committee, develops and implements guidelines evaluating all directors standing for nomination and re-election.

Risk Oversight

The Board oversees the Company’s risk management and mitigation activities directly through presentations by and discussions with the CEO, Chief Financial Officer (“CFO”), General Counsel, brand and department leaders, and other members of management. The Company’s management Risk Advisory Committee, consisting of the CFO and other senior level functional executives, meets periodically and leads management’s risk management and mitigation processes, which include reviews of long-term strategic and operational planning; executive development and evaluation; regulatory and litigation compliance; financial reporting and control; and information technology and security. The Director of Internal Audit coordinates management’s day-to-day risk management and mitigation processes and reports directly to the CFO and to the Audit Committee. The Director of Internal Audit also reviews with the Audit Committee quarterly and the full Board annually management’s risk assessments and mitigation strategies for significant risks. The Board also has delegated the following risk management and mitigation oversight responsibilities to its standing committees, which meet regularly to review and discuss risk topics and then report to the full Board:

»	The Audit Committee oversees the Company’s risk policies and processes relating to its financial statements and financial reporting processes, credit risks, and liquidity risks; and reviews the Company’s policies and systems with respect to risk assessment and risk management. The Committee discusses with management and the independent auditors significant risks or exposures and the steps taken by management to resolve them. The Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees the Company’s management of legal and regulatory compliance systems.

»	The Compensation Committee monitors the risks associated with management resources; organization structure; succession planning, hiring, development and retention processes; and reviews and evaluates the effects the Company’s compensation structure may have on risk decisions.

»	The Governance Committee oversees risks related to the Company’s governance structure and processes and risks arising from related person transactions.

Risk Considerations in Compensation Programs

The Company reviewed its employee compensation programs to assess whether any of those programs included incentives that created risks likely to have a material adverse impact on the Company. As part of this review, the Company compiled comprehensive information about the Company’s incentive plans, including identifying all incentive plans, reviewing the Company’s compensation philosophy, evaluating key incentive plan design features, and reviewing historic payout levels and pay mix. The Compensation Committee reviewed the executive compensation programs, with management’s assistance, and managers from the Company’s human resources and legal departments reviewed the non-executive compensation programs.

Board Leadership

The Company’s CEO currently also serves as the Chairman of the Board and, since 1993, the Company has had an independent Lead Director who functions in many ways similar to how an independent Chairman would function. This long-established structure provides the Board with independent oversight of the CEO’s leadership. The Board believes that it should decide whether to separate the roles of Chairman and CEO based upon the Company’s circumstances at the time and considers the Board’s leadership structure as part of the succession planning process. The Company’s business currently focuses on the development of footwear and apparel, and its retail business. Because the Company does not operate multiple, unrelated business segments and given the size of the Company, the Board believes that separating the Chairman and CEO roles at this time would add unnecessary complexity to the organization structure without adding materially to Board oversight of the CEO function. The Company’s independent directors annually select an independent Lead Director. As outlined in the Corporate Governance Guidelines, the duties of the Lead Director include:

»	reviewing and approving the agenda and scheduling for Board and committee meetings;

»	overseeing and approving information sent to the Board;

»	presiding over executive sessions of the independent directors and having the authority to call executive sessions;

»	serving as a liaison between the Chairman and the independent directors;

»	presiding over Board meetings in the absence of the Chairman; and

»	consulting and communicating with stockholders, as appropriate.

Director Independence

The Board annually assesses the independence of all directors. The Board currently has eight independent directors out of eleven directors, representing a substantial majority (more than 72%) of the Board. These independent directors meet periodically each year in executive session. All of the Board’s committees are comprised entirely of independent directors. The Board believes that this structure provides for meaningful and effective oversight of management by the independent directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the Company’s Director Independence Standards and the listing standards of the NYSE. For over 15 years, Wolverine has not had more than two active or former management employees as directors. When determining whether a director is independent, the Board considers the factors identified below and such other factors that the Board deems relevant. The Director Independence Standards define an “Independent Director” as a director who:

»	is not, and has not been within the last three years, an employee of the Company;

»	does not have, and has not had within the last three years, an immediate family member employed as an executive officer of the Company;

»	has not received, and has not had an immediate family member receive during any twelve-month period within the last three years, any direct compensation from the Company in excess of $120,000 (other than compensation for Board service; compensation received by the director for former service as an interim Chairman, CEO or other executive officer; compensation received by the director’s immediate family member for service as a non-executive employee; or pension and other forms of deferred compensation for prior service if such compensation is not contingent in any way on continued service);

»	is not a current employee or partner of a firm that is the Company’s internal or external auditor (“Company Auditor”);

»	has not been, and has not had an immediate family member who has been within the last three years, a partner or employee of a Company Auditor and personally worked on the Company’s audit within that time;

»	has not had an immediate family member who is (i) a current partner of a Company Auditor, or (ii) a current employee of a Company Auditor who personally works on Wolverine’s audit;

»	is not, and has not been within the last three years, part of an interlocking directorate in which a current executive officer of Wolverine serves or served on the compensation committee of another company where the director or the director’s immediate family member concurrently serves or served as an executive officer;

»	does not have, and has not had within the last three years, an immediate family member who is or has been part of an interlocking directorate in which a current executive officer of Wolverine serves or served on the compensation committee of another company where the director or the director’s immediate family member concurrently serves or served as an executive officer;

»	is not an employee, majority owner or person in control of another company that has made payments to, or received payments from, Wolverine for property or services in an amount which, in any of the last three fiscal years, exceeds the lesser of $250,000 or 10% of the other company’s consolidated gross revenues;

»	does not have an immediate family member who is an executive officer of another company that has made payments to, or received payments from, Wolverine for property or services in an amount which, in any of the past three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues;

»	is not an executive officer, trustee or board member of a tax exempt organization to which Wolverine has made in the past three fiscal years contributions that, in any single fiscal year, exceeded the greater of $50,000 or 2% of the non-profit organization’s, foundation’s or educational institution’s consolidated gross revenues; and

»	has not had any other direct or indirect relationship with Wolverine, which the Board determines is material.

“Immediate Family Member” covers spouses, parents, children, siblings, in-laws, and any person (other than domestic employees) sharing the household of any director, nominee for director, executive officer, or significant stockholder of a company.

Under these standards, and in conformity with the listing standards of the NYSE, the Board has determined that the following directors are independent: Jeffrey M. Boromisa, William K. Gerber, Joseph R. Gromek, David T. Kollat, Brenda J. Lauderback, David P. Mehney, Shirley D. Peterson, and Michael A. Volkema. Mr. Krueger is not independent because he currently is the Company’s CEO and President. Mr. Grimoldi is not independent because he is the Chairman and 35% owner of a company that made payments to Wolverine in excess of $1,000,000 per year in the last three years. Mr. O’Donovan is not independent because he serves as a director of a foundation board and the Company contributes to the foundation. In evaluating Mr. Mehney’s independence, the Board considered the transactions between a company partly owned by Mr. Mehney’s son and the Company, as set forth in the “Certain Relationships and Related Transactions” section.

Board of Directors and Committees

The stockholders elect the Board to oversee Company management. The Board delegates authority to the CEO and senior management to pursue the Company’s mission, and oversees the CEO’s and senior management’s conduct of the Company’s business. In addition to its general oversight function, the Board reviews and assesses the Company’s strategic and business planning, senior management’s approach to addressing significant risks, and has additional responsibilities including, but not limited to, the following:

»	reviewing and approving the Company’s key objectives and strategic business plans and monitoring implementation of those plans and the Company’s success in meeting identified objectives;

»	reviewing the Company’s financial objectives and major corporate plans, business strategies and actions;

»	selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

»	providing advice and oversight regarding the selection, evaluation, development and compensation of senior management;

»	reviewing significant risks confronting the Company and alternatives for their mitigation; and

»	assessing whether adequate policies and procedures are in place to safeguard the integrity of the Company’s business operations and financial reporting, and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2010, the Board held eight meetings. The Company expects directors to attend every meeting of the Board and the committees on which they serve and attend the annual meeting of stockholders. In 2010, each director then serving on the Board attended the 2010 Annual Meeting of Stockholders and all directors attended at least 75% of the meetings of the Board and the committees on which they served. The following table identifies the current committee members of each of the Board’s three standing committees and the number of meetings each committee held in 2010.

Name	Audit		Compensation		Governance

Jeffrey M. Boromisa	X	*
William K. Gerber	X		X
Alberto L. Grimoldi
Joseph R. Gromek			X		X
David T. Kollat			X
Blake W. Krueger
Brenda J. Lauderback	X				X	*
David P. Mehney
Timothy J. O’Donovan
Shirley D. Peterson	X				X
Michael A. Volkema			X	*	X
Number of Meetings	12		7		5

*     Current Committee Chairperson

Audit Committee. The Board has determined that each Audit Committee member is “independent” as defined by NYSE rules and the Sarbanes-Oxley Act of 2002, as applicable to audit committee members, and that all satisfy the NYSE “financial literacy” requirement. Mr. Boromisa and Mr. Gerber are “audit committee financial experts” under SEC rules. The Audit Committee:

»	represents and assists the Board in fulfilling its oversight responsibility regarding Wolverine’s financial reporting and accounting process;

»	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates the independent auditors;

»	annually reviews the performance, effectiveness, objectivity and independence of the independent auditors and Wolverine’s internal audit function;

»	obtains and reviews the independent auditors’ internal quality control report and other reports required by applicable rules, regulations and standards;

»	assesses auditor independence;

»	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;

»	meets to review with management and Wolverine’s independent auditor Wolverine’s financial statements, including disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations, that are included in Wolverine’s reports on Form 10-Q and Form 10-K;

»	reviews Wolverine’s policies and systems with respect to risk assessment and risk management and discusses significant risks or exposures with management and the independent auditors;

»	discusses with internal auditors and the independent auditors the overall scope and plans for their respective audits;

»	oversees Wolverine’s legal and regulatory compliance systems;

»	reviews and discusses the adequacy and effectiveness of Wolverine’s internal control over financial reporting and disclosure controls and procedures; and

»	establishes policies and procedures relating to the engagement of the independent auditors, including pre-approval policies and procedures.

Compensation Committee. The Board has determined that each Compensation Committee member is “independent” as defined by NYSE rules. None of the members of the Compensation Committee was, during the 2010 fiscal year, an officer or employee of Wolverine or formerly an officer of Wolverine. No executive officer has served or currently serves on the board of directors or compensation committee of any other entity with executive officers who have served or will serve on the Company’s Board or Compensation Committee. The Compensation Committee:

»	assists the Board of Directors in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to Wolverine’s compensation and benefit programs and policies;

»	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for management and employees;

»	administers and makes recommendations with respect to incentive compensation plans, including stock option and other equity-based incentive plans;

»	reviews and approves the compensation of elected corporate officers and other executives, including bonuses and equity compensation;

»	oversees the Company’s management of any material risk associated with its compensation structure, policies and programs;

»	reviews and approves corporate and personal goals and objectives relevant to CEO compensation, evaluates the performance of the CEO in light of these goals and objectives, and, together with the other independent directors, approves the compensation of the CEO based on the evaluation;

»	reviews and discusses with management Wolverine’s Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board of Directors whether such disclosures should be included in the annual report and proxy statement;

»	reviews and approves the design of benefit plans pertaining to executives;

»	reviews and recommends employment agreements and severance arrangements for executives, including change in control provisions, plans or agreements; and

»	establishes stock ownership guidelines for directors and executive officers and monitors compliance with the guidelines.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Governance Committee. The Board has determined that each Governance Committee member is “independent” as defined by NYSE rules. The Governance Committee:

»	assists the Board of Directors in fulfilling its responsibilities on matters and issues related to the Company’s corporate governance practices;

»	in conjunction with the Board of Directors, establishes qualification standards for membership on the Board of Directors and its committees;

»	leads the search for individuals qualified to become members of the Board of Directors, reviews the qualifications of candidates for election to the Board of Directors and assesses the contributions and independence of incumbent directors eligible to stand for reelection to the Board;

»	establishes procedures for the consideration of candidates for the Board of Directors recommended for the Committee’s consideration by the Company’s stockholders;

»	selects and recommends to the Board of Directors the Company’s nominees for election or reelection by the stockholders at the annual meeting, and to fill vacancies and newly created directorships on the Board of Directors;

»	develops and recommends to the Board of Directors corporate governance guidelines, reviews the guidelines on an annual basis, and recommends any changes to the guidelines as necessary;

»	establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the “independence” of directors;

»	considers applicable rules, regulations and disclosure obligations regarding the presence of an “audit committee financial expert” on the Audit Committee and recommends to the Board of Directors actions to address such requirements;

»	reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;

»	annually reviews the compensation of directors for service on the Board of Directors and committees and makes recommendations to the Board of Directors regarding such compensation;

»	recommends to the Board of Directors key executives to serve as corporate officers;

»	annually reviews and makes recommendations to the Board of Directors concerning the structure, composition and functioning of the Board of Directors and its committees and recommends to the Board of Directors, directors to serve as committee members and chairpersons;

»	reviews and recommends to the Board of Directors retirement and other tenure policies for directors;

»	reviews directorships in other public companies held by or offered to directors and senior officers of the Company;

»	reviews and assesses channels through which the Board of Directors receives information, and the quality and timeliness of information received; and

»	develops and recommends to the Board of Directors for its approval an annual self-evaluation process for the Board and its committees, and oversees the evaluation process.

Code of Conduct & Compliance and Accounting and Finance Code of Ethics

The Board has adopted a Code of Conduct & Compliance for the Company’s directors, officers and employees. The Board also has adopted an Accounting and Finance Code of Ethics (“Accounting and Finance Code”). This Accounting and Finance Code focuses on the financial reporting process and applies to the Company’s CEO, CFO and Corporate Controller. The Company will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from, its Code of Conduct & Compliance or its Accounting and Finance Code.

Stockholder Communications Policy

Stockholders and other interested parties may communicate with members of Wolverine’s Board through various links provided on Wolverine’s website at www.wolverineworldwide.com/investor-relations/corporate-governance/, or by sending correspondence to the Board, a specific Board committee or a director (including the Lead Director) c/o Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive, N.E., Rockford, Michigan 49351. The Secretary reviews all communications to determine whether the contents include a message to a specific director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. The Secretary will route items warranting prompt response, but not addressed to a specific director, to the applicable committee chairperson. You may submit any suggestions, concerns or reports of misconduct at Wolverine or complaints or concerns regarding Wolverine’s financial statements and accounting, auditing, internal control and reporting practices on www.WolverineReportLine.com (anonymously, if desired) or by writing to the Audit Committee c/o the Secretary at the above address.
NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2010

Wolverine’s director compensation philosophy is to pay compensation competitive with compensation paid by companies of similar size in the same industries, same region and with whom Wolverine competes for director candidates. Each year, the Governance Committee, with input from management, reviews director compensation and compares it to market data for companies of similar size in the same industries, and companies of similar size in the geographic region of Wolverine’s headquarters. The following table provides information concerning the compensation of the Company’s non-employee directors for its fiscal year ended January 1, 2011 (“fiscal year 2010”). Mr. Krueger does not receive any compensation for his services as a director in addition to his compensation as CEO.

	Fees
	Earned
	or Paid in	Option
	Cash[1]	Awards[2]	Total
Name	($)	($)	($)

Jeffrey M. Boromisa	$122,500	$28,916	$151,416
William K. Gerber	$122,125	$28,916	$151,041
Alberto L. Grimoldi	$102,000	$28,916	$130,916
Joseph R. Gromek	$114,000	$28,916	$142,916
David T. Kollat	$137,000	$28,916	$165,916
Brenda J. Lauderback	$127,000	$28,916	$155,916
David P. Mehney	$102,000	$28,916	$130,916
Timothy J. O’Donovan	$99,000	$28,916	$127,916
Shirley D. Peterson	$122,000	$28,916	$150,916
Michael A. Volkema	$122,000	$28,916	$150,916

[1]	Represents cash payments received or deferred by directors in fiscal year 2010. Directors may defer director fees and receive stock units pursuant to the Deferred Compensation Plan. The following table shows the Fees

Earned or Paid in Cash separated into amounts received in cash, the cash amounts Directors voluntarily deferred, and amounts required to be deferred under the annual equity retainer that will be paid out in stock:

			Cash Amounts
		Cash Amounts	Deferred Through
		Voluntarily	Annual Equity
Name	Fees Paid in Cash	Deferred	Retainers

Jeffrey M. Boromisa	—	$82,500	$40,000
William K. Gerber	$82,125	—	$40,000
Alberto Grimoldi	—	$62,000	$40,000
Joseph R. Gromek	—	$74,000	$40,000
David T. Kollat	$97,000	—	$40,000
Brenda J. Lauderback	$65,250	$21,750	$40,000
David P. Mehney	—	$62,000	$40,000
Timothy J. O’Donovan	$59,000	—	$40,000
Shirley D. Peterson	$82,000	—	$40,000
Michael A. Volkema	$82,000	—	$40,000

[2]	Represents the aggregate grant date fair value of stock options granted to non-employee directors in fiscal year 2010, calculated in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718. Listed below are the aggregate outstanding option awards held by non-employee directors at the end of fiscal year 2010. For valuation assumptions, see the Stock-Based Compensation footnote to Wolverine’s Consolidated Financial Statements for fiscal year 2010.

Option Awards
Outstanding at
January 1, 2011
Name	(#)

Jeffrey M. Boromisa	22,160
William K. Gerber	18,315
Alberto Grimoldi	46,248
Joseph R. Gromek	17,733
David T. Kollat	46,428
Brenda J. Lauderback	22,464
David P. Mehney	46,428
Timothy J. O’Donovan*	329,020
Shirley D. Peterson	31,027
Michael A. Volkema	26,327

*	The Company granted Mr. O’Donovan 317,596 of these stock options when he was an executive officer of the Company.

For fiscal year 2010, the Company compensated non-employee directors as follows:

	Cash	Options	Stock Units

Newly Appointed or Elected Director	$0	Number of options equal to $180,000 divided by closing market price of the Company’s common stock on date of initial election or appointment[1]
Annual Director Fee	$35,000	Number of options equal to three times annual cash retainer divided by closing market price of the Company’s common stock on date of Annual Meeting[2]	Number of stock units equivalent to $40,000 determined by dividing the dollar grant amount by the closing market price of the Company’s common stock on the date of the grant[2]
Board Meeting Attendance Fee[4]	$3,000
Committee Meeting Attendance Fee[4]	$1,000
Audit Committee Chairperson Annual Fee[5]	$7,500
Compensation Committee Chairperson Annual Fee[5]	$5,000
Governance Committee Chairperson Annual Fee[5]	$5,000
Lead Director Annual Fee[6]	$70,000

[1]	For fiscal year 2011, the Company increased the number of new director stock options to an amount equal to $210,000.

[2]	For fiscal year 2010, each non-employee director received 3,334 options granted under the Stock Incentive Plan of 2010. These options were fully vested on the grant date and have a term of 10 years. The exercise price of options granted is equal to the closing market price of Wolverine’s common stock on the date each option is granted.

[3]	For fiscal year 2010, one grant was made in April 2010, at the time of the Company’s Annual Stockholder Meeting. Stock units are fully vested on the grant date and are credited under the Amended and Restated Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). The terms of the Deferred Compensation Plan and stock units are described below. For fiscal year 2010, the Company credited each non-employee director with an aggregate of 1,270 stock units. For fiscal year 2011, the Company increased the number of stock units to an amount equal to $50,000.

[4]	The fees include teleconference meetings. Beginning in 2011, directors will receive an annual meeting fee for Board meetings ($15,000), annual meeting fees for Committees ($10,000 Audit, $7,000 each for Compensation and Governance). Directors also will receive, for each meeting during the year in excess of the trigger listed below, an additional per-meeting fee:

		Meeting
	Trigger	Fee

Board	10	$3,000
Audit	15	$1,000
Compensation	10	$1,000
Governance	10	$1,000

[5]	Beginning in 2011, the Audit Committee Chairperson and Compensation Committee Chairperson annual fees each increase to $15,000 and the Governance Committee Chairperson annual fee increases to $10,000.

[6]	Lead Director Annual Fee is in lieu of the annual cash retainer. The Lead Director also receives the standard director fee for attendance at Board meetings and the annual grant of stock options, but does not receive attendance fees for committee meetings.

Wolverine also pays director expenses associated with attending Board and committee meetings and other Wolverine functions, and industry functions such as trade shows. It also pays spouse travel expenses in connection with international Board strategic planning meetings, which typically happen every other year, but did not pay any such expenses in 2010. In addition, the Company provides office space and administrative assistance to directors who visit the Company’s headquarters or other locations. From time-to-time, Wolverine provides directors with samples of Wolverine products of nominal value for review and assessment. Wolverine reimburses directors for some approved expenses relating to director education. Directors who are also employees of Wolverine or any of its subsidiaries do not receive an annual cash or equity retainer and do not receive compensation for attendance at Board or committee meetings.

Deferred Compensation Plan. In 2008, Wolverine adopted the Deferred Compensation Plan, a supplemental nonqualified deferred compensation plan for directors who are not employees of Wolverine or its subsidiaries. Wolverine continues to maintain a separate non-employee director deferred compensation plan that applies to benefits accrued under that plan before January 1, 2005. The Deferred Compensation Plan permits all non-employee directors to defer 25%, 50%, 75% or 100% of their director fees. Deferred compensation is deemed to be invested in Wolverine common stock. If a director elects to defer director fees, Wolverine establishes an account on its books for such director. Wolverine credits such account with a number of stock units equal to the amounts deferred and annual equity retainer amounts described above, divided by the closing market price of common stock on the payment date. The Company also credits director accounts with dividend equivalents in the form of additional stock units.

Upon a director’s termination of service or such later date as a director selects, the Company distributes accumulated stock units in the director’s account in shares of Wolverine common stock. The distribution is a single, lump-sum payment, or is annual installment payments over a period of up to 20 years (10 years under the prior plan). The Company converts each stock unit to one share of Wolverine common stock.

Upon a “change in control”, the Company distributes to the director, in a single lump sum payment, Wolverine common stock in a number of shares equal to the stock units credited to a director’s account. The Deferred Compensation Plan defines “change in control” as:

»	the acquisition by any person, or by more than one person acting as a group, of more than 50% of either (i) the then outstanding shares of common stock of Wolverine or (ii) the total fair market value of Wolverine;
»	the acquisition by any person, or more than one person acting as a group, during the 12-month period from and including the date of the most recent acquisition, of ownership of 30% or more of the outstanding common stock of Wolverine;
»	the replacement of a majority of the individuals who constitute the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of the appointment or election; or
»	the acquisition, during any 12-month period ending on the date of the most recent acquisition, by any person of assets from Wolverine having a gross fair market value of at least 40% of the gross fair market value of all the assets of Wolverine immediately before the acquisition.

Non-Employee Director Stock Ownership Guidelines

Through stock ownership guidelines, the Company requires that each non-employee director maintain a stock ownership level (including stock units under the Deferred Compensation Plan, but excluding stock options) equal to five times the non-employee director cash retainer to align further the interests of these individuals with the stockholders. Each non-employee director must meet the ownership requirement by the end of the fifth year after he or she becomes subject to the guidelines. All non-employee directors who have been Wolverine directors for at least five years meet the ownership requirement.

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS AND CERTAIN BENEFICIAL OWNERS

Five Percent Stockholders

The following table sets forth information as to those holders known to Wolverine to be the beneficial owners of more than five percent of Wolverine’s outstanding shares of common stock as of December 31, 2010:

	Amount and Nature of Beneficial Ownership of Common Stock
			Shared Voting
		Sole	and	Total
Name and Address	Sole Voting	Investment	Investment	Beneficial	Percent
of Beneficial Owner	Power	Power	Power	Ownership	of Class[5]

BlackRock, Inc.[1]	3,733,991	3,733,991	0	3,733,991	7.5%
40 East 52nd Street New York, NY 10022
Royce & Associates LLC[2]	3,660,024	3,660,024	0	3,660,024	7.4%
745 Fifth Avenue New York, NY 10151
NFJ Investment Group LLC[3]	2,766,600	2,793,700	0	2,793,700	5.6%
2100 Ross Avenue, Suite 700 Dallas, TX 75201
The Vanguard Group, Inc.[4]	64,174	2,452,867	64,174	2,517,041	5.1%
100 Vanguard boulevard Malvern, PA 19355

[1]	Based on information set forth in a Schedule 13G filed on February 9, 2011. The Schedule 13G indicates that BlackRock, Inc. beneficially owns, in the aggregate, 3,733,991 shares of Wolverine common stock.

[2]	Based on information set forth in a Schedule 13G/A filed on January 26, 2011. The Schedule 13G/A indicates that Royce & Associates LLC beneficially owns, in the aggregate, 3,660,024 shares of Wolverine common stock.

[3]	Based on information set forth in a Schedule 13G/A filed on February 14, 2011, filed jointly by NFJ Investment Group LLC and Allianz Global Investors Capital LLC. The Schedule 13G/A indicates that NFJ Investment Group and Allianz Global Investors Capital beneficially own, in the aggregate, 2,793,700 shares of Wolverine common stock.

[4]	Based on information set forth in a Schedule 13G filed on February 10, 2011. The Schedule 13G indicates that The Vanguard Group, Inc., beneficially owns, in the aggregate, 2,517,041 shares of Wolverine common stock. The Schedule 13G also indicates that The Vanguard Group, Inc. has shared dispositive power over the 64,174 shares listed in the Sole Voting Power column.

[5]	As of March 1, 2011, based on 49,628,313 shares outstanding on that date.

Stock Ownership by Management

The following table sets forth the number of shares of common stock beneficially owned as of March 1, 2011, by each of the Company’s director nominees, directors and named executive officers and all of the Company’s directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock[1]
	Sole Voting
	and/or	Shared Voting		Total
	Investment	or Investment		Beneficial	Percent
Name of Beneficial Owner	Power[2]	Power[3]	Stock Options[4]	Ownership[4]	of Class[5]

Jeffrey M. Boromisa	2,000	-	22,160	24,160	*
William K. Gerber	1,000	-	18,315	19,315	*
Donald T. Grimes	82,754		37,434	120,188	*
Alberto L. Grimoldi	18,077	-	40,749	58,826	*
Joseph R. Gromek	10,000		17,733	27,733	*
David T. Kollat[6]	98,851	-	46,428	146,279	*
Blake W. Krueger	476,732		339,453	816,185	1.6%
Brenda J. Lauderback	5,100	-	22,464	27,564	*
Pamela L. Linton	50,926	-	33,167	84,093	*
Michael F. McBreen	64,043		29,734	93,777	*
David P. Mehney[7]	67,009	73,889	46,428	187,326	*
Timothy J. O’Donovan	323,523	52,668	329,020	704,941	1.4%
Shirley D. Peterson	3,000	-	18,219	21,219	*
Michael A. Volkema	5,000		26,327	31,327	*
James D. Zwiers	96,663	-	75,602	172,265	*
All directors and executive officers as a group (18 people)	1,377,524	126,557	1,177,242	2,681,323	5.3%

*	Represents beneficial ownership of less than 1%.

[1]	The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record and shares that, under applicable regulations, are considered to be otherwise beneficially owned.

[2]	These numbers include restricted shares and performance shares held, which are subject to forfeiture if the terms of the award are not satisfied.

[3]	These numbers include shares over which the listed person is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of such relationship.

[4]	The numbers represent shares that may be acquired within 60 days after March 1, 2011, by the exercise of stock options granted under Wolverine’s various stock option plans. These numbers are also included in the Total Beneficial Ownership column.

[5]	As of March 1, 2011, based on 49,628,313 shares outstanding on that date plus the number of stock options exercisable by the specified person(s) within 60 days of March 1, 2011, as indicated in the “Stock Options” column.

[6]	Includes 61,883 shares pledged by Mr. Kollat as security for a loan.

[7]	Includes 23,000 shares pledged by Mr. Mehney as security for a loan.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement provides an overview and analysis of Wolverine’s executive compensation program and policies, the material compensation decisions made about fiscal year 2010 compensation, and the material factors considered in making those decisions. It is divided into six parts:

»	Executive Summary
»	Compensation Philosophy and Objectives
»	NEO Compensation Program Components
»	2010 Compensation Decisions
»	Compensation Consultant and Market Comparisons
»	Other Compensation Policies and Practices

This section refers only to the compensation of Wolverine’s “named executive officers” (“NEOs”) unless noted otherwise:

»	Blake W. Krueger, Chairman, Chief Executive Officer and President
»	Donald T. Grimes, Senior Vice President, Chief Financial Officer and Treasurer
»	Pamela L. Linton, Senior Vice President of Global Human Resources
»	Michael F. McBreen, President, Global Operating Group
»	James D. Zwiers, Senior Vice President and President, Outdoor Group

Executive Summary

Operating performance of footwear, apparel and retail businesses generally improved in fiscal year 2010 over fiscal year 2009, but the Company still faced a challenging global business environment. The Board and the Company’s Chairman, CEO and President, Blake W. Krueger, addressed the challenges by establishing a structure to encourage continued improvement in the Company’s performance and the performance of individual business units. Under Mr. Krueger’s leadership, management acted on that initiative and delivered the following results:

»	revenue for fiscal year 2010 was $1.249 billion, 13.4% above fiscal year 2009 revenue of $1.101 billion, reflecting strong organic growth from all of the operating divisions;

»	the Company ended fiscal year 2010 with $150.4 million of cash and cash equivalents and interest-bearing debt of only $1.0 million;

»	diluted earnings per share for fiscal year 2010 were $2.11 per share compared to $1.24 per share for fiscal year 2009;

»	the Company declared cash dividends of $0.44 per share in fiscal year 2010, equal to the total dividends declared in fiscal year 2009; and

»	the Company repurchased approximately 1,795,000 shares of common stock in fiscal year 2010 for approximately $51.2 million and repurchased approximately 406,000 shares in fiscal year 2009 for approximately $5.6 million.

For fiscal year 2010, the Company achieved record performances in annual revenue and earnings per share. In addition, over the past five years, the Company’s performance, based on cumulative total stockholder return, has exceeded the S&P SmallCap Index and the S&P Footwear Index, as shown in the following table.

Five Year Cumulative Total Return Summary

NEO compensation for fiscal year 2010, and in the case of the long-term incentive bonuses for the three year period ending fiscal year 2010, reflected the Company’s strong fiscal year 2010 financial performance and cumulative return to stockholders over the past three years despite the global economic challenges:

»	each NEO received more than 55% of his or her compensation in performance-based compensation;

»	approximately 15%-20% of each NEO’s compensation was tied to long-term performance, more closely aligning those NEOs’ interests with those of stockholders;

»	each NEO’s bonus opportunity was capped at 200% of his or her Target Percentage for that opportunity, limiting the incentive to take risks that could have a material adverse impact on the Company; and

»	each NEO’s Annual Bonus and 3-Year Bonus was linked to performance metrics established at the beginning of the bonus period and not changed.

Compensation Philosophy and Objectives

Wolverine’s compensation philosophy is to provide competitive salaries and incentives to achieve superior financial performance. The Board’s Compensation Committee oversees the Company’s executive compensation program. The Committee reviews and approves NEO compensation, other than the CEO’s compensation, which it approves together with the Board’s other independent directors. The NEO compensation program has four primary objectives:

»	attract and retain talented NEOs who will lead Wolverine and achieve and inspire superior performance;

»	provide incentives for achieving specific near-term individual, business unit and corporate goals and reward the attainment of those goals at pre-established levels;

»	provide incentives for achieving longer-term financial goals and to reward attaining those goals at pre-established levels; and

»	align the interests of NEOs with those of the stockholders through incentives based on increasing stockholder value.

The program balances fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives), and rewards annual performance while maintaining emphasis on longer-term objectives. The program also blends cash, non-cash, long- and short-term compensation components, and current and future compensation components. The Committee considers qualitative and quantitative factors when setting compensation. Each NEO’s compensation mix and cash-to-equity ratio depends on his or her responsibilities, experience, skills, and potential to affect Wolverine’s overall performance. In general, an NEO’s compensation and the proportion of compensation that is variable increases as the NEO’s level of responsibilities increases. The Committee believes the CEO has the broadest scope of responsibilities and typically approves higher compensation for the CEO than for any other NEO. The Board believes this executive compensation philosophy has successfully generated sustained superior performance over the long term. The mix of compensation components for 2010 did not change significantly from the mix for 2009. The following table shows for fiscal year 2010 each NEO’s base salary, annual bonus and cash payout under the 2008-2010 period for the 3-Year Bonus Plan as a percentage of the total of those three components:

		2010
	2010	Annual Bonus	2010 Long-Term
Name	Base Salary	Paid*	Incentive Bonus Paid

Krueger	27.3%	52.5%	20.2%
Grimes	40.0%	43.2%	16.8%
Linton	45.1%	38.6%	16.3%
McBreen	45.1%	38.3%	16.6%
Zwiers	42.2%	40.7%	17.1%

*     Includes Individual Performance Bonus.

NEO Compensation Program Components

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Base Salary	» Core responsibilities, years of service with the Company and experience in similar positions at other companies, skills, and knowledge	» Provide a regular and stable source of income to NEOs

Annual Incentive Compensation
»  Achieving specific corporate business objectives over which the NEO has reasonable control
»  Achieving specific division business objectives over which the NEO has reasonable control
»  Achieving specific personal objectives
» Focus NEOs on specific annual goals that contribute to Wolverine’s long-term success » Provide annual performance-based cash compensation » Align participants on important annual performance metrics

Long Term Incentive Compensation	» Focusing on long-term corporate business objectives » Focusing on driving long-term stockholder value » Continuing employment with the Company during the vesting period	» More closely align NEOs’ interests with stockholders’ interests » Reward NEOs for building stockholder value » Encourage long-term investment in Wolverine by participating NEOs » Retain NEOs

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Supplemental Employee Retirement Plan	» Focusing on long-term corporate business objectives » Continuing long-term employment with the Company during the five-year vesting period and long-term value accumulation period	» Provide retirement benefits that NEO participants would have received under the broad-based plan in the absence of the IRS limits » Provide retirement security » Attract and retain NEOs

Retirement and Welfare Benefits	» The other retirement and welfare benefits are part of Wolverine’s broad-based total compensation program available to full-time employees of the Company.	» Encourage long-term commitment to Wolverine by NEOs and assist Wolverine in attracting and retaining talented NEOs.

2010 Compensation Actions

Base Salary

As part of approving an NEO’s base salary, the Compensation Committee considers the scope of his or her responsibilities, years of service with the Company and in similar positions at other companies, skills, and knowledge. The Committee also considers market conditions, economic conditions, and Wolverine’s compensation philosophy. For NEOs who are promoted and Wolverine employees who are promoted to NEO positions, the Committee approves the NEO’s base salary after considering the above factors. For NEOs hired from outside the Company, the Committee sets the NEO’s base salary, based on management’s arms-length negotiation with the NEO. After hiring or promotion, the Committee approves changes to an NEO’s base salary to reflect increased experience, changes in responsibilities, years of service, and market information. The CEO provides input to all these decisions, except in the case of his own compensation. The Committee, with management’s assistance, reviews NEO base salaries approximately every 12 months. In setting each NEO’s base salary for 2010, the Committee considered, in addition to the factors listed above, the NEO’s current base salary, total direct compensation, target percent increases for the Company’s employees as a group, and market data. These factors are considered by the Committee subjectively, and no single factor or combination of factors was determinative in setting each NEO’s base salary. Base salary increases for the other NEOs were consistent with base salary increases for the Company’s employees generally. Mr. Zwiers’ and Mr. McBreen’s base salary increases also reflected the Committee’s evaluation of their respective responsibility levels compared to their base salary levels. For 2010, the Committee approved base salary increases for the NEOs as follows:

Name	2010 Base Salary	2009 Base Salary

Krueger	$775,000	$735,000
Grimes	$400,000	$385,000
Linton	$302,000	$292,000
McBreen	$350,000	$325,000
Zwiers	$400,000	$340,000

Annual Incentive Compensation

Each NEO has the opportunity to earn an annual bonus (“Annual Bonus”) under the Annual Bonus Plan and a discretionary bonus (“Individual Performance Bonus”) under the Individual Performance Bonus Plan. The Committee believes these annual incentive compensation opportunities should stay competitive with comparable opportunities at companies of similar size to Wolverine and companies with whom Wolverine competes to hire NEOs.

Early each year, the Committee sets Annual Bonus performance criteria, with input from the CEO, based on performance criteria for the Company, a business unit, or a combination. The specific criteria for each NEO depend on which parts of the business the NEO reasonably influences and his or her experience level. Early each year, the Committee certifies actual performance achieved with respect to the prior year criteria. The Annual Bonus Plan authorizes the Committee to adjust downwards Annual Bonuses determined according to the performance criteria. The Committee did not make any such adjustments to the NEO 2010 Annual Bonuses. In addition, the CEO recommends, and the Committee approves, an Individual Performance Bonus for each NEO other than the CEO. The Committee determines the CEO’s Individual Performance Bonus. In any given year, an NEO might earn one, both, or neither of the bonuses.

Also early each year, the Committee sets the CEO’s Individual Performance Bonus personal objectives and the CEO sets the other NEOs’ personal objectives. Personal objectives may include elements such as executing strategies supporting Wolverine’s vision, developing employees, supporting social and environmental responsibility, growing new business initiatives and driving operational excellence. Performance under the Individual Performance Bonus Plan is evaluated subjectively, generally based on qualitative factors.

At the same time, the Committee sets an annual incentive compensation target percentage for each NEO, expressed as a percentage of the NEO’s base salary (the “Target Percentage”). It considers market data regarding annual bonus levels and annual bonuses as a percentage of total direct compensation, experiences with job candidates during compensation negotiations, and each NEO’s experience level and responsibilities compared to other NEOs. The Committee considers these factors subjectively, and no single factor or combination of factors was determinative in setting each NEO’s Target Percentage. In 2010, the Committee increased each NEO’s Target Percentage following this review. The Committee increased Mr. Krueger’s target percentage to 100% for fiscal year 2010 from 75% from fiscal year 2009 because it believed it was appropriate to compensate Mr. Krueger at a higher level given his responsibilities as CEO.

Generally, the Committee sets higher Target Percentages for individuals with greater influence on profits and sales. This puts a larger percentage of NEOs total potential cash compensation “at risk.” At “target” performance under both Plans, an NEO could receive 100% of his or her Target Percentage bonus opportunity. For 2010, each NEO’s total bonus opportunity under the Plans ranged from 0% to 200% of his or her Target Percentage. This range was consistent with the 2009 opportunity.

The Committee based the 2010 Annual Bonus for each NEO on actual performance on the criteria, weighted the criteria by the applicable percentages, and then multiplied the result by the Target Percentage. The Committee based the 2010 Individual Performance Bonus on each NEO’s performance compared to his or her personal objectives, weighted by the applicable percentage, and then multiplied the result by the Target Percentage.

					Annual Incentive Compensation
					Component as a Percentage of Target Percentage
					Annual Bonus Percentage By
					Company or Business Unit as a Percentage of Target Percentage
				Total
				Individual
				Performance
	Total 2010			Bonus as a
	Actual Annual	2010	2009	Percentage of		Global
	Incentive	Target	Target	Target		Operations	Human	Outdoor	Retail
Name	Compensation[1]	Percentage	Percentage	Percentage	Company[2]	Group[3]	Resources[4]	Group[5]	Group[5]
Krueger	$1,477,067	100%	75%	15%	85%
Grimes	$428,647	55%	45%	15%	85%
Linton	$256,353	45%	40%	15%	65%		20%
McBreen	$292,634	50%	40%	15%	20%	65%
Zwiers	$373,894	50%	40%	15%	20%			50%	15%

[1]	Includes the NEO’s Annual Bonus payout and the Individual Performance Bonus payout.

[2]	The Committee approved revenue and pre-tax earnings performance criteria for the Company, as described below under “2010 Annual Bonuses.”

[3]	The Committee approved a combination of metrics as performance criteria for the Global Operations Group: actual expenses compared to 2010 planned targets (Distribution, 10%); pre-tax profit and net sales (Leathers, 10%); cost variances compared to the 2010 planned targets (Owned Manufacturing, 10%); and actual expenses, speed-to-market, and product costs compared to 2010 planned targets (Sourcing, 35%).

[4]	The Committee approved actual Department expenses compared to projected expenses in the Human Resources Department’s fiscal year 2010 operating plan as the 2010 performance criterion for the Human Resources Department.

[5]	The Committee approved revenue and pre-tax earnings as the performance criteria for each of the Outdoor Group and the Retail Group.

2010 Annual Bonuses

The Compensation Committee set fiscal year 2010 revenue and pre-tax earnings as the Company’s 2010 performance criteria, using four performance levels: threshold (50% payout), target (100% payout), goal (150% payout) and stretch (200% payout). Revenue is weighted 35% and pre-tax earnings 65% of the Company component (as shown in the above table) of the annual incentive compensation opportunity. The Committee selected these criteria, with input from management, because it believed there is a strong relationship between performance on these financial measures and stockholder value. The Committee set the 2010 performance levels following discussion with management and a review of the Company’s operating plan, historical performance, and economic conditions facing the Company.

Performance Level
(% of Target Payout)[1]	Revenue[2]	Pre-tax Earnings[2]

Threshold (50%)	$1,117.0 Million	$124 Million
Target (100%)	$1,157.0 Million	$134 Million
Goal (150%)	$1,175.0 Million	$140 Million
Stretch (200%)	$1,193.0 Million	$146 Million

[1]	The maximum payout an NEO can receive is 200% of the payment earned at his or her Target Percentage, even if performance is above stretch, and an NEO would receive 0% of his or her Target Percentage if performance is below threshold.

[2]	Not including the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges or extraordinary items excluded by the Compensation Committee.

The Committee also approved performance criteria based on revenue and pre-tax earnings for the Outdoor Group, and the Retail Group, and actual Department expenses compared to projected expenses in the Human Resources Department’s fiscal year 2010 operating plan for the Human Resources Department. The Committee approved a combination of metrics as performance criteria for the Global Operations Group: actual expenses compared to 2010 planned targets (Distribution, 10%); pre-tax profit and net sales (Leathers, 10%); cost variances compared to the 2010 planned targets (Owned Manufacturing, 10%); and actual expenses, speed-to-market, and product costs compared to 2010 planned targets (Sourcing, 35%). The Committee also approved four performance levels for each business unit performance criteria: threshold (50% payout), target (100% payout), goal (150% payout) and stretch (200% payout). These metrics are used to determine a portion of the bonus awarded to Messrs. McBreen and Zwiers and Ms. Linton. The performance levels for the business unit performance criteria were set at substantially similar difficulty levels as the levels set for the Company performance criteria. The Committee approved target performance goals for the business units at levels that it believed the units could achieve under strong management performance, based on a review of each business unit’s historical performance and its fiscal year 2010 operating plan. The following table shows historical achievement levels for the business unit performance criteria, for those years when the performance criteria were the same as the 2010 performance criteria:

	2010	2009	2008	2007	2006
Global Operations Group	Between goal and stretch	N/A	N/A	N/A	N/A
Human Resources Department	Between goal and stretch	Above stretch	N/A	N/A	N/A
Outdoor Group	Above stretch	Between goal and stretch	Between goal and stretch	Between goal and stretch	Above stretch
Retail Group	Above stretch	Above stretch	Between threshold and target	Below threshold	Between target and goal

Wolverine’s fiscal year 2010 revenue was $1.249 billion which exceeded the stretch performance level, resulting in a payout of 200% of target for this performance measure. Wolverine’s pre-tax earnings for fiscal year 2010 were $146.3 million adjusted for restructuring and other transition costs and the one-time gain on the sale of Wolverine Procurement, Inc. assets ($143.2 million before the adjustments), which exceeded the stretch performance level, resulting in a payout of 200% of target for this performance measure. The Outdoor Group’s revenue of $491.1 million exceeded stretch (which corresponds to a payout of 200% of target), and its performance on pre-tax earnings exceeded stretch (which corresponds to a payout of 200% of target), resulting in an overall payout of 200% of target. The Global Operations Group’s performance was above stretch for Distribution, between goal and stretch for Leathers, above stretch for Owned Manufacturing, and between target and goal for Sourcing, resulting in an overall payout of 164% of target. The Retail Group’s performance was above stretch on both revenue and pre-tax earnings, resulting in a payout of 200% of target. The Human Resource Department’s performance was between goal and stretch on actual Department expenses compared to projected expenses in the Department’s 2010 operating plan, resulting in an overall payout of 186% of target. For 2010, the Company paid the NEOs the following bonuses under the Annual Bonus Plan:

	Annual Bonus
	Opportunity	Annual Bonus
	(as a % of an NEO’s	Percentage
Name	Target Percentage)	Earned	Annual Bonus Paid*

Krueger	0 – 200%	200%	$1,304,423
Grimes	0 – 200%	200%	$371,303
Linton	0 – 200%	197%	$225,970
McBreen	0 – 200%	173%	$253,800
Zwiers	0 – 200%	200%	$330,192

*	Not including Individual Performance Bonus.

2010 Individual Performance Bonuses

The Individual Performance Bonus payout ranges from 0% to 200% of an NEO’s Target Percentage:

Personal Objectives Score	2010 Payout Level

95-100%	200%
90-95%	175%
80-90%	150%
70-80%	100%
60-70%	50%
Less than 60%	0%

The Committee approves Individual Performance Bonuses for NEOs other than the CEO, based on the CEO’s recommendation, and the Committee and the independent directors of the Board approve the Individual

Performance Bonus for the CEO. The Committee and the independent directors of the Board met with the CEO at the end of the year to evaluate his performance compared to his personal objectives set at the beginning of the year. At the end of the year, NEOs other than the CEO provide to the CEO self-evaluations of their performance against their personal objectives for the year. The CEO evaluates NEOs’ performance against their personal objectives and recommends to the Compensation Committee an Individual Performance Bonus award for each NEO. The CEO provides his self-evaluation to the Compensation Committee and the other independent directors of the Board, and the Compensation Committee and other independent directors approve an Individual Performance Bonus for the CEO. The personal objectives are specific to each NEO and are subjective. The personal objectives for the NEOs were: Mr. Krueger (employee development, revenue growth, new business development, consumer-direct business expansion, and apparel and accessories business expansion); Mr. Grimes (employee development, investor relations, new business development, and information systems enhancement); Ms. Linton (employee development, enhancing organization structure, process improvements); Mr. McBreen (operations performance, streamlining supply chain management, employee development); and Mr. Zwiers (revenue growth, retail business expansion). For 2010, the Compensation Committee (and the independent directors, as applicable) approved the following NEO Individual Performance Bonuses:

	2010
	Individual
	Performance Bonus	2010
	Opportunity	Individual Performance	2010
	(as a % of an NEO’s	Bonus Percentage	Discretionary
Name	Target Percentage)	Awarded	Bonus Paid*

Krueger	0 – 200%	150%	$172,644
Grimes	0 – 200%	175%	$57,344
Linton	0 – 200%	150%	$30,383
McBreen	0 – 200%	150%	$38,834
Zwiers	0 – 200%	150%	$43,702

*    Does not include Annual Bonus.

Long-Term Incentive Compensation

Each NEO has the opportunity to earn long-term incentive compensation in the form of (1) cash or performance shares, (2) stock option grants, and (3) restricted stock awards.

Long-Term Incentive Cash and Performance Share Bonuses

Each NEO has the opportunity to earn long-term incentive compensation under the Company’s Long-Term Incentive Plan (“LTIP”), stock incentive plans, or both based on performance criteria covering three-year periods (“3-Year Bonus”). The Compensation Committee believes that NEO long-term incentive compensation opportunities should stay competitive with comparable opportunities at companies of similar size to Wolverine and companies with whom Wolverine competes to hire NEOs. Early in the first year of each three-year period, the Committee approves the three-year period performance criteria. Early in the year following the end of the three-year period, the Committee certifies actual performance compared to the period performance criteria, and makes any adjustments it feels are appropriate as permitted by the applicable plans. Under the LTIP and the stock incentive plans, the Committee may adjust the bonuses downward.

3-Year Cash Bonus (Fiscal 2008-2010)

The Committee established two performance criteria for the 2008-2010 performance period: (1) total shareholder return ranking within Wolverine’s Peer Group (as defined on page 36), and (2) fully diluted earnings per share:

TSR Ranking
Against Peer	Percentage of Target
Group	Payout

1st	200%
2nd	175%
3rd	150%
4th	125%
5th	100%
6th	75%
7th	50%
8th-14th	0%

Aggregate
Performance Level	EPS for the
(Percentage of Target	2008-2010
Payout)	Period*

Threshold (50%)	$5.52
Target (100%)	$5.73
Goal (150%)	$5.96
Maximum (200%)	$6.42

*	Not including the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges or extraordinary items excluded by the Compensation Committee.

The Committee believed these criteria would balance the NEOs’ focus on near-term profitability with longer-term shareholder value. The Committee evaluated Wolverine’s performance against these criteria and certified that Wolverine’s performance on the earnings per share criterion was $5.95 (adjusted to exclude restructuring and other transition and non-recurring costs and the one-time gain on the sale of the Wolverine Procurement, Inc. assets), falling between target and goal performance levels, and on the total shareholder return criterion Wolverine’s performance rank was 6th, resulting in a weighted average payout level of 111.4%. The NEOs received the following cash 3-Year Bonuses for the 2008-2010 performance period:

Name	3-Year Bonus

Krueger	$567,071
Grimes*	$167,273
Linton	$108,412
McBreen*	$127,089
Zwiers	$157,599

*	Messrs. Grimes’ and McBreen’s 3-Year Bonuses were prorated to reflect that they started employment with the Company after the beginning of the performance period.

3-Year Performance Share Bonus (Fiscal 2010-2012)

The Committee evaluated each NEO’s long-term incentive payout opportunity. It considered market data; the Company’s recruiting experiences; each NEO’s experience and responsibilities; and competition with other footwear, apparel and retail companies for candidates. The Committee considers these factors subjectively, and no single factor or combination of factors was determinative for any NEO. The Committee decided to set the NEOs’ Target Percentage (expressed as a percentage of the NEO’s base salary, similar to the Annual Bonus) for the 3-Year Bonus opportunity, as follows:

	2010-2012	2009-2011
Name	Percent	Percent

Krueger	75%	70%
Grimes	50%	45%
Linton	35%	35%
McBreen	45%	40%
Zwiers	50%	40%

In 2009, the Compensation Committee replaced cash payouts with equity payouts for the 3-Year Bonus opportunity (“performance shares”). In the Summary Compensation Table, this change affects the amounts reported in the Stock Awards and Non-Equity Incentive Plan Compensation columns for 2009 and 2010. The Stock Awards column includes, for 2009 and 2010, the full grant date fair value of the performance share awards at expected payout levels for the 2009-2011 and 2010-2012 performance periods, respectively. In addition, the Non-Equity Incentive Plan Compensation column includes, for 2009 and 2010, the cash payouts for the 2007-2009 and 2008-2010 performance periods, respectively. As a result, those columns show for 2009 the actual payouts received by the NEO for the 2007-2009 performance period and the grant date fair value of the performance share awards granted for the 2009-2011 performance period. The columns show for 2010 the actual payouts received by the NEO for the 2008-2010 performance period and the grant date fair value of the performance share awards for the 2010-2012 performance period. After 2010, this reporting of two 3-Year Bonus awards for each year is expected to end. The following table is an alternate form of presentation of NEO total compensation that shows the difference between the 2010 total compensation for each NEO as reported in the Summary Compensation Table (which includes the grant date fair value of the 2010 performance share grants) and the 2010 total compensation for each NEO as reported in the Summary Compensation Table adjusted to exclude the grant date fair value of the 2010 performance share grants. This table is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K, but rather it is intended to provide additional information that stockholders may find useful:

	2010	2010 Total
	Total Compensation	Compensation
	With Performance	Without Performance
Name	Share Grants[1]	Share Grants[2]	Difference[3]

Krueger	$6,323,366	$5,560,691	$762,675
Grimes	$1,673,986	$1,411,561	$262,425
Linton	$1,135,724	$997,024	$138,700
McBreen	$1,270,950	$1,064,275	$206,675
Zwiers	$1,657,163	$1,394,738	$262,425

[1]	Represents the 2010 total compensation for each NEO as reported in the Summary Compensation Table (which includes the grant date fair value of performance share grants awarded in 2010).

[2]	Represents the 2010 total compensation for each NEO as reported in the Summary Compensation Table, adjusted to exclude the grant date fair value of performance share grants awarded in 2010.

[3]	Represents the difference between the amounts reported in the second and third columns.

In addition, in 2009 starting with the 2009-2011 performance period, the Committee also replaced the total shareholder return criterion with a business value added criterion (“BVA”).

In 2010, the Committee granted performance shares and weighted the earnings per share criterion at 65% of the total payout and weighted the BVA performance criterion at 35% of the payout of the three-year performance share bonus for the 2010-2012 performance period, which was consistent with the 2009 performance share grant.

BVA reflects changes in after-tax operating profit and asset management. The Committee believed focusing NEOs’ interests on increasing BVA would align their interests more closely with stockholder interests, and that BVA is superior to TSR in measuring management’s long-term influence over the Company’s performance. The Committee defined BVA as a measurement that equals the operating income for a fiscal year reduced by (i) a provision for income taxes equal to the operating income multiplied by the Company’s total effective tax rate for the same fiscal year; and (ii) a capital charge equal to a two-point average of “net operating assets” at the beginning and end of a fiscal year (with “net operating assets” defined as the net of trade receivables (net of reserves), inventory (net of reserves), other current assets, property, plant and equipment, trade payables and accrued liabilities), multiplied by 10%. The Committee intended the level of difficulty in attaining threshold, target, goal and stretch performance levels it set for the 2010-2012 performance period to be substantially similar to the level of difficulty in attaining the performance levels for the 2009-2011 performance period.

In February 2010, the Committee awarded performance shares to each NEO with a value equal to the maximum bonus payout the NEO could earn as the 3-Year Bonus for the 2010-2012 performance period. The Committee granted the awards under the Company’s Amended and Restated 2005 Stock Incentive Plan. The award details are in the table “Grants of Plan-Based Awards” on page 41. The Company accrues, but does not pay, dividends on the performance shares during the performance period. Early in the year following the end of the 2010-2012 performance period, the Committee will certify the Company’s performance compared to the performance criteria, and make any adjustments it feels are appropriate as permitted by the applicable plans. The restrictions on none, some or all of the performance shares awarded to each NEO will lapse at that time, and the NEO will receive accrued dividends only on the shares actually earned. The Committee retains the discretion to pay bonus amounts in excess of the 200% level if the performance of any one or more NEOs justifies a higher bonus level.

Stock Option Grants and Restricted Stock Awards

The Compensation Committee believes that NEO stock ownership benefits stockholders. The Company has granted stock options and awarded restricted stock to NEOs and other executives for many decades. The Committee administers the stock incentive plans for stock option grants and restricted stock awards. It approves the amount of and terms applicable to all grants and awards (except for grants to the CEO, which the Committee approves together with the other independent directors). In addition to annual grants and awards, the Committee may approve special grants or awards to NEOs, such as a grant or award to a new hire or for a promotion.

When granting equity awards, the Committee considers the NEO’s position, responsibilities, service years, performance, previous equity grants, and market information. Management provides input to the Committee regarding equity award decisions. The Committee compares NEO equity awards to market information as part of evaluating NEO total long-term incentive compensation at target to broader compensation trends. In general, the Committee gives more weight to position and responsibilities.

A stock option’s exercise price is the fair market value of the Company’s common stock, and the fair market value is the closing price of the Company’s common stock on the grant date. The Committee grants annual equity awards at its regularly scheduled February meeting. The independent directors of the Board approve equity grants to the CEO at the same time. A stock option grant typically vests one-third each year over three years. The restrictions on restricted stock awards typically lapse 25% on each of the third and fourth anniversary and 50% on the fifth anniversary of the award.

The total value of the equity award to each NEO (the combined total grant date fair value for the stock options and restricted stock (not including the performance share awards) is based on the total value of the prior year’s equity award at the time of the award, increased by a percentage determined by the Committee. In 2010, the Committee used the percentage ranges of base salary set out in the table below as guidelines for the total value of the equity award as a percentage of each NEO’s base salary. The ranges used as guidelines did not change from 2009. The actual total value of the equity award was determined using a percentage increase over the prior year’s award. When setting the percentage increase, the Committee considered the amount of the prior year’s total equity award to each NEO, the percentage of the NEO’s total compensation that would be reflected by the equity award, the change in total compensation for the NEO compared to the prior year, and equity awards to each NEO in recent years, and whether the total value of the equity award fell within the guidelines, but no single factor or combination of factors was determinative in setting the percentage increase. For 2010, the Committee used a 3% increase in the total value of the equity award for each of the NEOs. The “Grants of Plan-Based Awards” table on page 41 shows the actual grants and awards for 2010.

	2010	2010
	Actual % of Base	% of Base Salary
Name	Salary Awarded	Guideline Range

Krueger	148.9%	130-170%
Grimes	86.6%	80-110%
Linton	74.6%	50-80%
McBreen	81.9%	50-80%
Zwiers	81.9%	50-80%

The restricted stock award, not including performance shares, was approximately 60%, and the stock option grants were approximately 40%, of the combined value of the equity awarded to each NEO. These were the same approximate percentages as in 2009 and in the past five years. The Committee believed this mix was appropriate based on the fact that restricted stock promotes retention and stock options incentivize stock price performance.

Compensation Consultant and Market Comparisons

In 2009, the Compensation Committee engaged Towers Watson & Co. (“Towers Watson”) to provide general market data that management and the Compensation Committee used in evaluating 2010 compensation levels. Towers Watson provided general market data and did not advise or make recommendations with respect to the amount or form of executive or director compensation for 2010. The Company retained Towers Watson in 2010 to provide advice and recommendations with respect to the amount and form of executive compensation for 2011. The Company also retained Towers Watson to provide actuarial services in 2010.

For 2010, the Company used the following peer group (the “Peer Group”):

Brown Shoe Co. Inc.	Jones Apparel Group Inc.	Steven Madden, Ltd.
Collective Brands, Inc.	K-Swiss, Inc.	Timberland Co.
Columbia Sportswear Co.	Kenneth Cole Productions Inc.
Deckers Outdoor Corp.	Rocky Brands, Inc.
Genesco Inc.	Skechers USA Inc.

The Committee uses survey and Peer Group information as a market check, but survey and Peer Group information are not material factors in setting NEO compensation. The Committee believes that compensation levels in the footwear, apparel and retail industries typically exceed levels reported in general industry surveys. The Committee also considers information the Company learns through recruiting NEOs and the experience levels and responsibilities of NEOs prior to joining the Company, as reference points in setting NEO compensation.

Other Compensation Policies and Practices

Equity Grant Practices

The dates of the Compensation Committee’s and Board’s February meetings, at which annual grants are made, generally are scheduled at least one year in advance. The Compensation Committee also has delegated to the CEO the authority to award restricted stock and grant stock options to employees, other than himself and other NEOs, during the Company’s 2011 fiscal year to recognize outstanding performance by employees. The restricted stock awards may not exceed 17,000 shares in aggregate and the stock options 10,580 options in aggregate.

NEO Stock Ownership Guidelines

Through stock ownership guidelines, the Company requires that NEOs maintain a minimum stock ownership level (including, for up to 50% of the applicable ownership requirement, restricted stock awards and performance shares but not stock options) to align further the interests of these individuals with the stockholders.

Covered Positions	Guideline

CEO	5x Annual Base Salary
Other NEOs	2x Annual Base Salary

Each NEO must meet the ownership requirement by the end of the fifth year after he or she becomes subject to the guidelines. All NEOs who have been with Wolverine for at least five years meet the ownership requirement.

Perquisites

The Company provides limited perquisites to NEOs in order to provide a competitive total compensation package. These include reimbursement for basic tax, financial planning and estate planning services. The Company does not provide gross ups to the NEOs for the taxes due on the value of the perquisites.

Retirement and Welfare Benefits

The NEOs participate in Wolverine’s medical and dental plans and receive life and disability insurance. Subject to variations to account for requirements in local jurisdictions, variances in local compensation structure (for example, as applicable to Wolverine’s employees in the United Sates versus certain overseas offices), and to requirements under collective bargaining agreements, all Wolverine employees receive the same health and welfare benefit opportunities. The NEOs also participate in the Wolverine Employees’ Pension Plan (a defined benefit plan) and the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (an unfunded, non-qualified plan). For a description of the benefits under Wolverine’s retirement plans, see “Pension Plans and 2010 Pension Benefits” below.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation paid to the CEO and the three next most highly-paid executive officers (other than the CFO) in excess of $1,000,000 annually, with certain exceptions for qualified “performance-based” compensation. Wolverine has obtained stockholder approval of the Annual Bonus Plan, the LTIP, and its stock incentive plans, to permit certain amounts payable under these plans to qualify as “performance-based” compensation for purposes of Section 162(m). Incentives under these plans, other than time-based restricted stock awards, were not included in the $1,000,000 limit for purposes of calculating Wolverine’s deduction for compensation paid to its NEOs for 2010. Wolverine does not require all of its compensation programs to be fully deductible under Section 162(m) because Wolverine believes it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Wolverine may pay certain compensation that does not qualify as performance-based compensation.

Post-Employment Compensation

Each NEO is party to an Executive Severance Agreement that provides for certain payments and benefits upon termination of employment after a change in control of Wolverine. The Board believes Executive Severance Agreements will promote management stability during the transition period accompanying a change in control. Each NEO is eligible to receive compensation if his or her employment is terminated within two years (Messrs. Grimes, McBreen, Zwiers and Ms. Linton) or three years (Mr. Krueger) following a change in control of Wolverine. The Compensation Committee believes this “double trigger” requirement of (1) change in control, and (2) termination of employment, is appropriate because a change in control does not materially harm an NEO unless the Company also terminates his or her employment. None of the

Executive Severance Agreements requires an NEO to mitigate payments by seeking employment, but they do reduce compensation paid during the fourth and later months after termination by an amount equal to any other compensation earned by the NEO during that period. An NEO does not receive payment under the Executive Severance Agreement if his or her employment terminates:

•	due to death or retirement in accordance with Wolverine’s policy or as otherwise agreed;
•	for cause or disability; or
•	by resignation of the NEO for other than “good reason,” which includes the assignment of duties inconsistent with the NEO’s status as a senior executive officer or the duties performed by the NEO immediately before a change in control, a reduction in the NEO’s annual base salary or relocation of the NEO.

All NEOs also may be eligible under Wolverine’s retirement plans or equity plans to receive certain payments and benefits upon termination of employment or in connection with a change in control. The Compensation Committee believes that such single-trigger accelerated vesting is appropriate, because by protecting a significant component of the NEO’s total compensation the acceleration of equity vesting (1) mitigates potential conflicts of interest that might arise between the NEOs and the stockholders, and (2) serves as a substantial incentive for those NEOs to obtain the highest possible value for the stockholders if the Company becomes an acquisition target. The Compensation Committee also retains the discretion to modify or eliminate the accelerated vesting.

Mr. Krueger also is party to a Separation Agreement under which he receives certain payments and benefits if the Company terminates his employment other than for “cause” or if he terminates his employment for “good reason.” The Compensation Committee determined upon appointing Mr. Krueger as CEO that given the Company’s strategic initiatives the Board had asked him to lead, it was appropriate for the Company to enter into a separation arrangement. You will find information on benefits payable to Mr. Krueger and each other NEO and the specific elements comprising the payment under the Separation Agreement, Executive Severance Agreements, and other retirement and equity plans of Wolverine, in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Company include the Compensation Discussion and Analysis section in this proxy statement and incorporate it by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Michael A. Volkema (Chairperson), William K. Gerber, Joseph R. Gromek, David T. Kollat

2010 SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary[1]	Bonus[1,2]	Awards[3,8]	Awards[4]	Compensation[1,5,8]	Earnings[6]	Compensation[7]	Total[8]

Blake W.	2010	$767,308	$172,644	$1,437,675	$452,264	$1,871,494	$1,605,769	$16,212	$6,323,366
Krueger,	2009	$735,000	$124,031	$1,591,179	$409,584	$1,360,231	$1,568,139	$12,792	$5,800,596
Chairman, CEO and President	2008	$728,269	$117,980	$501,000	$335,736	$1,144,545	$537,240	$11,592	$3,376,362

Donald T.	2010	$397,115	$57,344	$467,425	$138,267	$538,576	$61,859	$13,400	$1,673,986
Grimes, Senior	2009	$385,000	$38,981	$510,665	$127,995	$337,971	$43,539	$45,970	$1,490,121
Vice President, CFO, Treasurer and Chief	2008	$222,115	$20,990	$155,540	$107,819	$156,322	$11,392	$138,943	$813,121
Accounting
Officer[9,10]

Pamela L. Linton,	2010	$300,077	$30,383	$271,200	$91,951	$334,382	$100,096	$7,635	$1,135,724
Senior Vice	2009	$292,000	$30,660	$309,588	$81,064	$251,165	$82,369	$9,776	$1,056,622
President, Global Human	2008	$282,308	$22,867	$137,775	$89,530	$170,301	$39,409	$7,750	$749,937
Resources[10]

Michael F.	2010	$345,192	$38,834	$354,175	$103,530	$380,889	$38,577	$9,753	$1,270,950
McBreen, President, Global	2009	$325,000	$29,250	$383,110	$89,567	$180,432	$27,476	$21,549	$1,056,414
Operations
Group[10,11]

James D. Zwiers,	2010	$388,462	$43,702	$467,425	$138,267	$487,791	$112,175	$19,341	$1,657,163
Senior Vice	2009	$327,308	$29,458	$382,708	$92,290	$331,731	$111,020	$14,066	$1,288,581
President and President, Outdoor Group	2008	$283,462	$50,512	$137,775	$89,530	$179,259	$10,896	$10,395	$761,829

[1]	Includes any amounts deferred under the Company’s qualified 401(k) plan.

[2]	Includes amounts earned under the Individual Performance Bonus Plan.

[3]	Includes restricted stock grants and performance share grants. Restricted stock was valued in the table above using the closing market price of Wolverine common stock on the NYSE on the date of grant. Performance shares granted in 2010 were valued in the table above using the closing market price of Wolverine common stock on the NYSE on the date of grant assuming performance between target (100% payout) and goal (150% payout) level. Under FASB ASC Topic 718, the Company used target (100% payout) performance level assumptions for financial reporting purposes at the time of the 2010 performance share grant. The aggregate grant date fair value of performance shares granted in 2010, assuming payout at maximum (stretch) performance, for each NEO (and, in parenthesis, the grant date fair value of performance share grants for 2010 using maximum (stretch) performance assumptions plus grant date fair value of restricted stock grants for 2010) would have been: $1,197,725 ($1,872,725) for Mr. Krueger; $412,125 ($617,125) for Mr. Grimes; $217,800 ($350,300) for Ms. Linton; $324,550 ($472,050) for Mr. McBreen; and $412,125 ($617,125) for Mr. Zwiers. For additional valuation assumptions, see the “Stock-Based Compensation” heading under Note 1 to Wolverine’s Financial Statements for the fiscal year ended January 1, 2011.

[4]	Represents the aggregate grant date fair value of stock options granted in the years shown, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. For additional valuation assumptions, see the Stock-Based Compensation heading under Note 1 to Wolverine’s Consolidated Financial Statements for the fiscal year ended January 1, 2011.

[5]	Includes the amounts, listed in the table below, which the NEOs earned in 2010 and the Company paid in February 2011 for the 3-Year Bonus with a performance period ending in 2010, and amounts the NEOs earned in 2010 and the Company paid in February 2011 under the Annual Bonus Plan.

			Total Non-Equity
	3-Year Bonus	2010 Annual Bonus Plan	Incentive Plan
Name	(2008-2010)	Payout	Compensation

Krueger	$567,071	$1,304,423	$1,871,494
Grimes	$167,273	$371,303	$538,576
Linton	$108,412	$225,970	$334,382
McBreen	$127,089	$253,800	$380,889
Zwiers	$157,599	$330,192	$487,791

[6]	All amounts in this column reflect the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under the Wolverine Employees’ Pension Plan and Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan. The amounts in the table were determined using assumptions consistent with those used in Wolverine’s Consolidated Financial Statements for fiscal year 2010. See the “Pension Plan and 2010 Pension Benefits” section starting on page 44. The changes in the pension and SERP amounts from 2009 to 2010 are the result of changes in the NEOs’ years of service and various accounting assumptions, and are unrelated to any compensation decision by the Compensation Committee in 2010.

[7]	The amounts listed in this column for 2010 include Wolverine’s matching contributions to the accounts of the NEOs under Wolverine’s 401(k) Money Accumulation Plan, payments made by Wolverine for the premiums on certain life insurance policies, and tax and estate planning services in the amounts listed in the table below.

		Life Insurance	Tax and Estate
Name	401(k) Match	Premiums	Planning

Krueger	$7,350	$3,842	$5,020
Grimes	$7,350	-	$6,050
Linton	$7,350	-	$285
McBreen	$7,350	$2,403	-
Zwiers	$7,350	$2,851	$9,140

[8]	The Company changed its 3-Year Bonus program from a cash-based program to a performance share-based program in 2009. Because of this change, the amounts reported as compensation for each NEO in 2009 and 2010 include awards for two three-year periods. Each NEO’s 2010 compensation includes his or her: 2008-2010 awards, which were earned in 2010 and paid in cash (reported in the “Non-Equity Incentive Plan Compensation” column); and 2010-2012 awards, which were issued as performance share grants in 2010 (reported in the “Stock Awards” column). Restrictions on the shares issued under the 2010 performance share grant will lapse in 2013, if at all, based on the Company’s performance in the 2010-2012 period. Excluding the grant date fair market value of the 2010 performance share grant, total compensation for 2010 for each NEO would be as follows: $5,560,691 for Mr. Krueger; $1,411,561 for Mr. Grimes; $997,024 for Ms. Linton; $1,064,275 for Mr. McBreen; and $1,394,738 for Mr. Zwiers.

[9]	Effective May 27, 2008, the Board of Directors appointed Donald T. Grimes as Senior Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer.

[10]	Mr. Grimes, Ms. Linton and Mr. McBreen are not yet vested in their benefits under the Wolverine Employees’ Pension Plan or Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan, but the amount reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” assumes that each is fully vested.

[11]	Mr. McBreen’s employment with Wolverine began in June 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

The following table provides information concerning each grant of an award made to the NEOs in fiscal year 2010:

									All Other	All Other
									Stock	Option
									Awards:	Awards:
									Number	Number	Exercise
			Estimated Possible Payouts			Estimated Possible			of	of	or Base	Grant
			Under Non-Equity Incentive			Payouts under Equity			Shares	Securities	Price of	Date
			Plan Awards[1]			Incentive Plan Awards[2]			of Stock	Underlying	Option	Fair
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units[3]	Options[4]	Awards[5]	Value[6]
Name	Type	Date	($)	($)	($)	(Number)	(Number)	(Number)	(Number)	(Number)	($/Share)	($)

Krueger	Annual Bonus		$329,375	$658,750	$1,317,500
	FY10-FY12 Performance Shares	2/10/10				11,977	23,955	47,909				$762,675
	Stock Option	2/10/10								66,400	$25.00	$452,264
	Restricted Stock	2/10/10							27,000			$675,000

Grimes	Annual Bonus		$93,500	$187,000	$374,000
	FY10-FY12 Performance Shares	2/10/10				4,212	8,243	16,485				$262,425
	Stock Option	2/10/10								20,300	$25.00	$138,267
	Restricted Stock	2/10/10							8,200			$205,000

Linton	Annual Bonus		$57,758	$115,515	$231,030
	FY10-FY12 Performance Shares	2/10/10				2,178	4,356	8,712				$138,700
	Stock Option	2/10/10								13,500	$25.00	$91,951
	Restricted Stock	2/10/10							5,300			$132,500

McBreen	Annual Bonus		$74,375	$148,750	$297,500
	FY10-FY12 Performance Shares	2/10/10				3,246	6,491	12,982				$206,675
	Stock Option	2/10/10								15,200	$25.00	$103,530
	Restricted Stock	2/10/10							5,900			$147,500

Zwiers	Annual Bonus		$85,000	$170,000	$340,000
	FY10-FY12 Performance Shares	2/10/10				4,121	8,243	16,485				$262,425
	Stock Option	2/10/10								20,300	$25.00	$138,267
	Restricted Stock	2/10/10							8,200			$205,000

[1]	Estimated payout levels relating to each NEO’s participation in the Annual Bonus Plan. For a description of this Plan and the payout under it, see pages 28-32.

[2]	Estimated payout levels of performance shares granted under the Amended and Restated Stock Incentive Plan of 2005 relating to each NEO’s participation in the 3-Year Bonus (Fiscal 2010-2012). Following the end of the 2010-2012 performance period, restrictions may lapse on some, all or none of the performance shares depending upon the Company’s achievement of the relevant performance criteria. The Company accrues, but does not pay, dividends on the performance shares during the performance period. At the end of the performance period, the Company will pay to the NEO the accrued dividends (if any) on the performance shares for which the restrictions lapse. For a description of this Plan and the payout under it, see pages 32-35.

[3]	The Company awarded restricted stock awards under the stockholder-approved stock incentive plans for all NEOs. The restrictions on 25% of the shares received under the awards reflected in this column normally lapse on the third anniversary of the date of the award, with the restrictions on an additional 25% of the shares lapsing on the fourth anniversary and the restrictions with respect to the remaining 50% of the shares lapsing on the fifth anniversary. All restrictions on shares of restricted stock lapse upon an NEO’s death, disability or voluntary termination after attaining age 62 or age 50 with seven years of service. In the event of a change in control, as described under the “Benefits Upon a Change in Control Only” heading on page 48, restrictions lapse on all shares. Holders of restricted stock are entitled to receive dividends and to vote.

[4]	The Company granted stock options under the Amended and Restated Stock Incentive Plan of 2005 for all NEOs. Stock options granted to NEOs vest ratably over three years beginning on the first anniversary of the grant date and have a term of ten years. Stock option vesting may accelerate upon certain events, including retirement, death, disability or a change in control of Wolverine.

[5]	The exercise price is equal to the closing market price of shares of Wolverine common stock on the date of grant.

[6]	Represents the grant date fair value for stock options, and award date fair value for performance share and restricted stock awards, made in fiscal year 2010, computed as described in footnotes 3 and 4 to the Summary Compensation Table.
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table provides information concerning unexercised options and stock awards that have not vested for each NEO outstanding as of January 1, 2011:

		Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or Payout
								Number	Value of
								of Unearned	Unearned
							Market	Shares,	Shares,
		Number of	Number of			Number of	Value of	Units	Units or
		Securities	Securities			Shares or	Shares or	or Other	Other
		Underlying	Underlying			Units of	Units of	Rights	rights
		Unexercised	Unexercised	Option		Stock	Stock That	That Have	That
		Options	Options	Exercise	Option	That Have	Have Not	Not	Have
		Exercisable	Unexercisable[1]	Price	Expiration	Not Vested[2]	Vested[3]	Vested[4]	Not Vested
Name	Grant Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Krueger	Various					106,650	$3,400,002
	Various							111,730	$3,561,952
	12/27/2004	6,010	-	$20.73	3/4/2011
	12/14/2004	1,081	-	$20.50	2/13/2012
	2/12/2003	22,500	-	$10.51	2/12/2013
	2/14/2002	2,474	-	$10.29	2/14/2012
	2/18/2004	23,063	-	$15.37	2/18/2014
	4/22/2004	24,180	-	$17.91	3/4/2011
	10/25/2004	15,030	-	$20.08	2/11/2013
	10/25/2004	24,153	-	$20.08	2/13/2012
	2/9/2005	26,200	-	$23.04	2/8/2015
	12/14/2004	967	-	$20.50	3/4/2011
	12/27/2004	6,303	-	$20.73	2/17/2014
	12/27/2004	2,269	-	$20.73	2/18/2014
	2/15/2006	26,650	-	$22.47	2/14/2016
	2/7/2007	36,896	-	$30.26	2/6/2017
	4/19/2007	6,700	-	$29.47	4/18/2017
	2/6/2008	40,000	20,000	$25.05	2/5/2018
	2/10/2009	32,000	64,000	$17.11	2/9/2019
	2/10/2010	-	66,400	$25.00	2/9/2020

Grimes	Various					25,700	$819,316
	Various							37,976	$1,210,675
	5/27/2008	10,667	5,333	$28.28	5/26/2018
	2/10/2009	10,000	20,000	$17.11	2/9/2019
	2/10/2010	-	20,300	$25.00	2/9/2020

Linton	Various					18,800	$599,344
	Various							20,868	$665,272
	2/6/2008	10,667	5,333	$25.05	2/5/2018
	2/10/2009	6,334	12,666	$17.11	2/9/2019
	2/10/2010	-	13,500	$25.00	2/9/2020

McBreen	Various					20,400	$650,352
	Various							29,108	$927,963
	7/9/2008	10,667	5,333	$23.04	7/8/2018
	2/10/2009	7,000	14,000	$17.11	2/9/2019
	2/10/2010	-	15,200	$25.00	2/9/2020

		Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or Payout
								Number	Value of
								of Unearned	Unearned
							Market	Shares,	Shares,
		Number of	Number of			Number of	Value of	Units	Units or
		Securities	Securities			Shares or	Shares or	or Other	Other
		Underlying	Underlying			Units of	Units of	Rights	rights
		Unexercised	Unexercised	Option		Stock	Stock That	That Have	That
		Options	Options	Exercise	Option	That Have	Have Not	Not	Have
		Exercisable	Unexercisable[1]	Price	Expiration	Not Vested[2]	Vested[3]	Vested[4]	Not Vested
Name	Grant Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Zwiers	Various					26,425	$842,429
	Various							32,253	$1,028.226
	2/12/2003	5,675	-	$10.51	2/11/2013
	2/18/2004	6,525	-	$15.37	2/18/2014
	12/20/2004	94	-	$20.80	3/4/2011
	12/20/2004	228	-	$20.50	2/13/2012
	12/20/2004	1,606	-	$20.80	2/17/2014
	12/14/2004	114	-	$20.50	3/4/2011
	12/9/2005	8,600	-	$23.04	2/8/2015
	2/15/2006	8,600	-	$22.47	2/14/2016
	2/7/2007	7,600	-	$30.26	2/6/2017
	2/6/2008	10,667	5,333	$25.05	2/5/2018
	2/10/2009	6,334	12,666	$17.11	2/9/2019
	4/22/2009	667	1,333	$21.79	4/21/2019
	2/10/2010	-	20,300	$25.00	2/9/2020

[1]	All unexercisable options become exercisable on the vesting date. The normal vesting period for options is one-third of the shares on each of the first three anniversaries of the date of the grant. Full vesting occurs on the third anniversary date of the grant. Stock option vesting may accelerate upon certain events, including retirement, death, disability or a change in control of Wolverine, as further described in the “Grants of Plan Based Awards” section.
[2]	The following table sets forth the vesting dates for the unvested restricted stock awards of each NEO as of January 1, 2011:

Named
Executive		Number of Shares to
Officer	Vesting Date	Vest

Krueger	2/6/2011	5,000
	2/7/2011	3,475
	2/15/2011	7,500
	4/19/2011	575
	2/6/2012	5,000
	2/7/2012	6,950
	2/10/2012	10,000
	4/19/2012	1,150
	2/6/2013	10,000
	2/10/2013	16,750
	2/10/2014	26,750
	2/10/2015	13,500
Grimes	5/27/2011	1,375
	2/10/2012	3,000
	5/27/2012	1,375
	2/10/2013	5,050
	5/27/2013	2,750
	2/10/2014	8,050
	2/10/2015	4,100

Named
Executive		Number of Shares to
Officer	Vesting Date	Vest

Linton	2/6/2011	1,375
	2/6/2012	1,375
	2/10/2012	2,000
	2/6/2013	2,750
	2/10/2013	3,325
	2/10/2014	5,325
	2/10/2015	2,650
McBreen	7/9/2011	1,375
	2/10/2012	2,250
	7/9/2012	1,375
	2/10/2013	3,725
	7/9/2013	2,750
	2/10/2014	5,975
	2/10/2015	2,950
Zwiers	2/6/2011	1,375
	2/7/2011	675
	2/15/2011	1,700
	2/6/2012	1,375
	2/7/2012	1,350
	2/10/2012	2,000
	4/22/2012	250
	2/6/2013	2,750
	2/10/2013	4,050
	4/22/2013	250
	2/10/2014	6,050
	4/22/2014	500
	2/10/2015	4,100

[3]	The dollar values are calculated using a per share stock price of $31.88, the closing price of Wolverine common stock as of the end of fiscal year 2010.
[4]	Following the end of the applicable three year performance period, restrictions may lapse on some, all or none of the performance shares depending upon the Company’s achievement of the relevant performance criteria.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting*
	(#)	($)	(#)	($)
Krueger	38,856	$265,857	13,100	$331,598
Grimes	-	-	-	-
Linton	-	-	-	-
McBreen	-	-	-	-
Zwiers	429	$2,728	3,225	$80,844

*	The Company calculates the dollar values using the closing price of Wolverine common stock on the date of vesting.

PENSION PLANS AND 2010 PENSION BENEFITS

Wolverine maintains the following defined benefit retirement plans covering NEOs: (1) the Wolverine Employees’ Pension Plan (“Pension Plan”), which is a funded and tax-qualified defined benefit plan under the Internal Revenue Code that covers eligible employees, and (2) the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan (“SERP”), which is an unfunded non-qualified plan that covers individuals recommended by the CEO and approved by the Compensation Committee for participation in the

SERP. The following describes the material features of the pensions plans presented in the “Pension Benefits” table.

Qualified Pension Plan

NEOs vest in the Pension Plan after five years of qualifying service. Subject to the limitations imposed by the Internal Revenue Code, the Pension Plan generally pays an NEO a monthly benefit in an amount equal to a percentage of the NEO’s final average monthly earnings multiplied by his or her number of years of service. The Pension Plan caps years of service at 25. The percentages are 2.4% for Mr. Krueger and 2.0% for Messrs. Grimes, McBreen and Zwiers and Ms. Linton. “Earnings” as used in this formula generally includes base salary and annual bonus, less social security allowance, and is capped at $245,000, the IRS limit applicable to tax-qualified plans for 2010.

Upon retirement, an NEO participant may elect to receive the benefit in the form of a life annuity, 5- or 10-year certain annuities, or joint and 50% or joint and 100% survivor annuities. The payments are actuarially adjusted based on the election. Any election, other than an election to receive life annuity benefits, reduces the monthly benefit payable. The “normal” retirement age under the plan is age 65. None of the NEOs are eligible to begin drawing early retirement benefits under the Pension Plan.

Supplemental Executive Retirement Plan

Wolverine offers NEOs the opportunity to participate in the SERP, which provides retirement benefits above amounts available under the Company’s tax-qualified pension programs. An NEO’s SERP benefit generally equals the difference between the NEO’s retirement benefit under Pension Plan and the benefits the NEO would have received if there were no cap on earnings when calculating the pension plan benefit. The SERP caps years of service at 25. The SERP also allows a retired NEO who has five years of service to draw earlier (beginning at age 55) and on different terms than under the Pension Plan. An NEO’s earnings percentage multiplier is the same under the SERP as it is under the Pension Plan. The Compensation Committee may grant additional deemed years of service to an NEO, subject to the cap of 25 years. Under Mr. Krueger’s compensation arrangement as CEO, he is credited with an additional deemed year of service under the SERP for each year he serves as CEO until he reaches the 25-year cap. The full benefit of any additional years of deemed service is paid under the SERP.

If a retired NEO draws the SERP benefit prior to age 65, the reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. As of the end of fiscal year 2010, Mr. Krueger was the only NEO eligible to retire and begin drawing early retirement benefits under the SERP.

SERP benefits are paid monthly, and the SERP has a lump sum payment option in the event of death or termination of employment after a change in control. The SERP also includes a disability benefit and a death benefit payable to the NEO’s designated beneficiary if the NEO dies before retiring. The SERP provides for lump sum payments to participating NEOs if, within two years (Messrs. Grimes, McBreen, Zwiers and Ms. Linton) or three years (Mr. Krueger) after a change in control the NEO resigns for good reason or is terminated by Wolverine other than for cause or due to death or disability.

The SERP also contains non-competition, confidentiality and employee non-solicitation provisions in favor of Wolverine. Under the SERP non-competition provisions, an NEO is not entitled to any benefit payment if, prior to the date on which such benefit payment is due, the participant enters into certain relationships with a competing business. If the NEO’s employment is terminated for serious misconduct or if Wolverine cannot collect under an insurance policy purchased to fund SERP benefits for certain reasons, the Company may terminate an NEO’s benefits under the SERP. Wolverine may terminate the SERP or stop further accrual of SERP benefits for a participating NEO at any time, but termination will not affect previously accrued benefits.

Pension Benefits in Fiscal Year 2010

The following table provides for each NEO certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement:

				Payments
		Number	Present	During
		of Years	Value of	Last
		Credited	Accumulated	Fiscal
	Plan	Service	Benefit[1]	Year
Name	Name	(#)	($)	($)

Krueger	Pension Plan	15	$624,324	-
	SERP[2]	22	$4,577,365	-
Grimes	Pension Plan[3]	3	$62,100	-
	SERP[3]	3	$54,756	-
Linton	Pension Plan[3]	3	$135,380	-
	SERP[3]	3	$86,495	-
McBreen	Pension Plan[3]	3	$53,755	-
	SERP[3]	3	$19,255	-
Zwiers	Pension Plan	13	$195,712	-
	SERP	13	$151,588	-

[1]	These values are as of January 1, 2011, and are calculated assuming the participants will commence their benefits at age 65 (in the form of the annuity elected by the NEO) and use the 2010 PPA static mortality tables and a 5.94% interest rate.

[2]	The present value of Mr. Krueger’s accumulated benefit under the SERP has increased by $1,655,081 as a result of three additional service years that were granted to him under the SERP in 1996 in recognition of his service as a member of Wolverine’s executive team for three years before becoming a participant in the SERP, and four additional deemed years of service granted as part of Mr. Krueger’s CEO compensation. The present value of Mr. Krueger’s SERP benefit would be $2,922,284 if 15 service years was used to calculate his benefit.

[3]	Messrs. Grimes, McBreen and Ms. Linton are not vested in the pension plan or the SERP. The amount in the table was calculated using the assumption that each of them was fully vested.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Wolverine has entered into an Executive Severance Agreement with each of the NEOs that provides certain rights including the right to receive payments in the event of a termination of employment in connection with a change in control. The Company also has entered into an agreement with Mr. Krueger regarding certain termination benefits in the event of termination of his employment under certain circumstances.

Benefits Triggered by Termination for Cause or Voluntary Termination

An NEO is not entitled to receive any additional forms of severance payments or benefits upon termination for cause or upon the NEO’s voluntary decision to terminate employment with Wolverine prior to being eligible for retirement.

Benefits Triggered by Termination Other Than for Cause or by the NEO for Good Reason

Mr. Krueger entered into a Separation Agreement on March 13, 2008, which states that upon termination of his employment other than termination by Wolverine for Cause or termination by Mr. Krueger without Good Reason, as such terms are defined in the Separation Agreement, Wolverine will pay Mr. Krueger the following payments in exchange for a general release in favor of Wolverine: (1) continued base salary for 18 months (reduced by payments he receives if he is employed by a Competing Business, as defined in the Separation Agreement); (2) a lump sum pro rata portion of the annual incentive bonus and the long-term bonus for all uncompleted performance periods based on actual corporate performance for the applicable performance periods; (3) a lump sum pro rata portion of the annual discretionary bonus relating to personal performance objectives; (4) retiree medical benefits for Mr. Krueger, his spouse and dependents for a period starting on the day after the termination date and ending on the last day of the 18th month following the month in which the termination date falls; and (5) with respect to any triggering termination occurring before Mr. Krueger’s 60th birthday, either a waiver of the three-year non-competition clause in the SERP or a lump sum payment of 36 months’ base salary. Mr. Krueger also will be paid any annual incentive bonus and long-term incentive bonus earned but not paid prior to his termination.

“Cause” generally is defined in Mr. Krueger’s Separation Agreement to mean: (1) any act or omission knowingly undertaken or omitted with the intent of causing material damage to Wolverine; (2) any intentional act involving fraud, misappropriation or embezzlement, that causes material damage to Wolverine; (3) repeated willful failure to substantially perform any of his significant duties as reasonably directed by the Board of Directors of Wolverine; (4) a conviction (including any plea of guilty or nolo contendere) of any criminal act that (a) results in the executive serving prison time and not being able to perform the normal duties of his position for more than thirty (30) days; or (b) causes material damage to Wolverine; or (5) chronic or habitual use or consumption of drugs or alcohol that causes material damage to Wolverine.

“Good Reason” generally is defined in Mr. Krueger’s Separation Agreement to mean: (1) a material reduction in base compensation, including a reduction in base salary or opportunities under Wolverine’s bonus plans or equity plans (other than those implemented for the executive team as a whole); (2) a material reduction in authority, duties, or responsibilities; (3) a requirement to report to a Company officer or employee instead of reporting directly to the Board of Directors; or (4) certain relocations, other than those related to a change in the location of Wolverine’s headquarters affecting a majority of the executive team.

Benefits Triggered Upon a Change in Control

Benefits Upon Termination Following a Change in Control. Under the Executive Severance Agreements entered into with the NEOs, payments and benefits are triggered when Wolverine terminates employment without “cause” or when an executive terminates employment for “good reason” within two years (Messrs. Grimes, McBreen, Zwiers and Ms. Linton) or three years (Mr. Krueger) following a change in control of Wolverine.

Wolverine pays the lump sum severance payment under the Executive Severance Agreement, and the payment is composed of the following: (1) unpaid base salary, benefit awards (including both cash and stock) and bonus payments that have been earned; (2) in lieu of a bonus payment under the Annual Bonus Plan, an amount equal to the number of days the NEO was employed by Wolverine in the year of termination divided by the number of days in the year multiplied by 100% of the greater of either (a) the bonus awarded to the NEO under an Annual Bonus Plan for the preceding year or (b) the average paid to the NEO over the preceding two-year period under an Annual Bonus Plan; (3) in lieu of payments under the various three-year performance periods, an amount equal to the bonus the NEO would have received based on actual and assumed performance measures, multiplied by the number of days the NEO participated in the performance period prior to the termination, divided by the total number of days in the performance period (in determining the earnings per share or other performance measures that can be determined annually for any year subsequent to the year of termination, performance will equal the level required to attain the maximum goal under the three year plan for that year); (4) either two (Messrs. Grimes, McBreen, Zwiers and Ms. Linton) or three (Mr. Krueger) times the sum of (a) the NEO’s highest annual rate of base salary during the 12-month period prior to termination; and (b) the greater of the average amount earned by the NEO during the previous two years or the previous year under the Annual Bonus Plan; (5) 100% of the positive spread for any options held by the NEO whether or not vested; (6) an excise tax gross-up adjustment; and (7) the present value of an additional three years of deemed service under the retirement plans. Upon a termination of employment in connection with a change of control, Wolverine will maintain for up to six months the employee benefit plans, programs or arrangements that the NEO was entitled to participate in immediately prior to the termination date. Wolverine will provide outplacement services through the last day of the second calendar year following the calendar year of termination. The

Compensation Committee has determined that Wolverine will not provide excise tax gross-up payments in future employment agreements.

“Change in control” under the Executive Severance Agreements generally means certain changes in composition of the Board of Directors, certain acquisitions of 20% or more of Wolverine’s common stock or combined outstanding voting power of Wolverine, and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or distributions of substantial assets (unless such transactions result in the creation of an entity in which at least 50% of the common stock and combined voting power is owned by the owners of record prior to the transaction, no single stockholder owns more than 20% of the combined voting power and a majority of the board remains unchanged).

“Cause” is defined under the Executive Severance Agreements to generally mean the willful and continued failure to substantially perform duties or willfully engaging in gross misconduct that is injurious to Wolverine.

“Good Reason” is defined under the Executive Severance Agreements generally to mean: (1) any materially adverse change in position, duties, responsibilities or title or any removal, involuntary termination or failure to re-elect an officer; (2) a reduction in annual base salary; (3) any relocation or requirement to substantially increase business travel; (4) the failure to continue providing any executive incentive plans or bonus plans; (5) the failure to continue any employee benefit plan or compensation plan unless a comparable plan is available; (6) the failure to pay any salary, bonus, deferred compensation or other compensation; (7) the failure to obtain an assumption agreement from any successor; (8) any purported termination of the employment which is not effected in a manner prescribed by the Executive Severance Agreement; or (9) any other material breach by Wolverine or a successor of its obligations under the Executive Severance Agreement.

Benefits Upon a Change in Control Only. Under the stockholder-approved equity plans, upon a change in control of Wolverine, all of each NEO’s outstanding stock options become immediately exercisable in full and will remain exercisable during their remaining term, regardless of whether the NEO remains in the employ or service of Wolverine. The Compensation Committee may determine that one or all of the NEOs shall receive cash in an amount equal to the positive spread amount. In addition, all other outstanding incentive awards of the NEOs, including shares of restricted stock, become immediately and fully vested and non-forfeitable upon a change in control of Wolverine. Change in control for this purpose generally means certain changes in the composition of the Board of Directors, certain acquisitions of 20% of Wolverine’s common stock and other specified reorganizations, mergers, consolidations, liquidations, dissolutions or dispositions of substantial assets.

Benefits Triggered by Retirement, Death or Permanent Disability

Pension Plan. In the event of death before retirement, the Pension Plan provides the surviving spouse of a vested NEO participant a death benefit equal to the qualified pre-retirement survivor annuity as defined in the Internal Revenue Code (generally 50% of the participant’s accrued normal retirement benefit). This benefit is paid annually to the surviving spouse beginning when the NEO participant would have turned 60 and continues for the life of the surviving spouse. For NEO participants with at least three years of service as of December 31, 2003, and who have at least 10 years of service and are employed by Wolverine at the time of death, the amount of the survivor benefit under the Pension Plan is calculated as though the NEO participant had continued as an employee of Wolverine until age 65 at the compensation level as of the date of death and the benefit begins upon the date of death, unreduced for early commencement. The survivor benefit for NEO participants who meet all the criteria set forth in the preceding sentence, but who die when they are not employed by Wolverine are entitled to a joint and survivor benefit commencing upon the date of death, unreduced for early commencement.

SERP. If an NEO dies before beginning to receive benefits under the SERP, Wolverine must (based on the current elections by all of the NEOs) pay the beneficiary a lump sum death benefit equal to the present value of the benefit computed as if the NEO participant had retired on the date of death, had begun receiving benefits at age 55 and had continued to receive benefits for the remainder of the participant’s life expectancy. If the participant dies after beginning to receive benefit payments, benefits cease unless the

NEO participant was receiving benefits in the form of one of the joint and survivor annuity optional elections under the plan or had elected benefits in a form that provides for a continuation of benefits.

If an NEO becomes totally and permanently disabled, the SERP provides a disability benefit equal to 60% of the normal retirement accrued benefit based upon years of service up to the date that the NEO participant became disabled through the date the NEO participant reaches age 65 (at which point, the NEO participant would begin drawing full SERP benefits) or is no longer disabled.

Incentive Compensation Plans. Upon termination of employment at least six months after the beginning of a fiscal year due to death, disability or early or normal retirement, an NEO is entitled to receive a pro rata portion of any Annual Bonus award earned under the Annual Bonus Plan based on the NEO’s service during such fiscal year. The Annual Bonus is payable at the same time and in the same manner as awards are paid to other NEOs for the fiscal year. Under the LTIP and for performance shares, upon death, disability or early or normal retirement, an NEO will be eligible to receive a pro rata portion of any award payable under each open performance cycle for which the NEO served at least 12 months. If an award is payable at the end of the performance period, the award is prorated for service during the applicable performance cycle. Any prorated award is payable at the time awards are paid to other NEOs.

Stock Incentive Plans. Upon death, disability or early or normal retirement of the NEO, the restrictions applicable to his or her shares of restricted stock (excluding performance shares) terminate automatically and stock options vest in full if held for more than one year or, if employed for less than one year after the grant, on a percentage basis based on months employed after the grant divided by 12. An NEO is eligible for early retirement under the stock incentive plans upon voluntarily terminating employment after attaining age 50 with seven years of service. Upon death, disability or early or normal retirement of the NEO, the restrictions on performance shares lapse on a prorated basis, based on months employed in the performance period and actual Company performance during the performance period.

Description of Restrictive Covenants that Apply During and After Termination of Employment

The SERP contains non-competition, confidentiality and employee non-solicitation provisions in favor of Wolverine. Under the non-competition provisions of the SERP, the NEO participant will not be entitled to any benefit payment if, prior to the date on which such benefit payment is due, the NEO participant enters into certain relationships with a competing business.

Estimated Payments on Termination or Change in Control

The following table summarizes the potential payments and benefits payable to each of Wolverine’s NEOs upon a change in control or termination of employment in connection with each of the triggering events set forth in the table, assuming in each situation that the termination of employment or change in control of Wolverine took place on January 1, 2011. The amounts described below are in addition to benefits that are generally available to the Company’s employees such as distributions under the Company’s 401(k) savings plan, disability or life insurance benefits and accrued vacation. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, Wolverine’s stock price and the NEO’s age.

The value of the accelerated vesting of unvested equity-based compensation awards was computed using the closing market price ($31.88) of Wolverine’s common stock on December 31, 2010, the last business day in the fiscal year. The value for unvested restricted stock is computed by multiplying $31.88 by the number of unvested shares of restricted stock held by the NEO. The value of unvested stock options equals the difference between the exercise price of each option and $31.88. No value was attributed to accelerated vesting of a stock option if its exercise price was greater than $31.88.

Termination Event and Payments/Benefits	Krueger	Grimes	Linton	McBreen	Zwiers
Termination by Company for Cause or Voluntary Termination	-	-	-	-	-

Termination by Company Other Than for Cause or by Executive for Good Reason	$4,159,006[1]	-	-	-	-

Change in Control Termination[2]
Executive Severance Agreement[3]	$20,367,655	$4,548,405	$3,370,076	$3,191,004	$4,797,853
Benefits under Executive Severance Agreement[4]	$48,836	$46,891	$46,736	$46,390	$48,772
Stock Incentive Plans[5]	$4,938,714	$1,273,579	$915,725	$1,008,852	$1,219,044
Lump sum payment under the SERP[6]	$11,782,099	$357,702	$407,126	$222,607	$461,827

Death
SERP[7]	$7,492,387	$266,265	$301,827	$175,290	-
Pension Plan[8]	$852,778	-	-	-	$882,081
Stock Incentive Plans[5]	$4,719,115	$1,206,753	$872,095	$960,084	$1,152,219
Earned Incentive Compensation[9]	$2,804,255	$854.544	$509,840	$621,232	$742,943

Disability
SERP[10]	$6,738,727	$282,942	$265,677	$203,841	$503,609
Stock Incentive Plans[5]	$4,719,115	$1,206,753	$872,095	$960,084	$1,152,219
Earned Incentive Compensation[9]	$2,804,255	$854,544	$509,840	$621,232	$742,943

Retirement
SERP[11]	See fn 11	See fn 11	See fn 11	See fn 11	See fn 11
Pension Plan[11]	See fn 11	See fn 11	See fn 11	See fn 11	See fn 11
Stock Incentive Plans[5,12]	$4,719,115	-	-	-	-
Earned Incentive Compensation[12]	$2,804,255	-	-	-	-

Change in Control Only
Stock Incentive Plans[5]	$4,938,714	$1,273,579	$915,725	$1,008,852	$1,219,044

[1]	The estimate for Mr. Krueger assumes that the Company waives the non-compete clause in Mr. Krueger’s SERP and assumes target performance under the 2009-2011 performance period and 2010-2012 performance period. Actual payout or vesting, if any, would be determined and made at the end of the period. Performance shares assumed to vest for purposes of the estimate for the 2009-2011 and 2010-2012 periods were valued at $31.88, the closing price of the Company’s stock on the last business day of 2010. The amount reflected in the table also includes an estimated cost of $10,313 for retiree medical benefits for 18 months and the estimated cost of $25,000 for out-placement services.

[2]	Payments would be triggered after termination of employment under certain circumstances within two years (Messrs. Grimes, McBreen, Zwiers and Ms. Linton) or three years (Mr. Krueger) following a change in control. The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the Tax Code.

[3]	Includes amounts payable in cash under the terms of the Executive Severance Agreement, excluding the value of the cash payout to each NEO of the option spread for already vested options. See the “Outstanding Equity Awards at Fiscal Year-End” table above for more information regarding each NEO’s vested options as of January 1, 2011. The value of unvested options and time-vested restricted shares that vest upon a change in control under the terms of the Company’s stock incentive plans are included in the Stock Incentive Plans row.

[4]	These estimates assume that Wolverine maintains the benefit plans for a period of one year after termination and the out-placement services for a period beginning with the date of termination and ending on the last day of the second calendar year following the calendar year in which the date of termination occurred.

[5]	Reflects the value of unvested stock options and shares of restricted stock that would vest because of the event. Restricted shares are valued and the option spread determined using a value of $31.88 per share, the closing price of the Company’s stock on the last business day of fiscal year 2010.

[6]	Amounts in this row reflect the entire lump sum benefit payable to each NEO, including any accumulated benefit. For a description of the SERP, see “Supplemental Executive Retirement Plan” under the heading “Pension Plans and 2010 Pension Benefits.” The timing of the payment would be delayed to the extent earlier payment would trigger Section 409A of the Tax Code.

[7]	Amounts in this row reflect the entire lump sum death benefit payable to a participating NEO’s beneficiary, including any accumulated benefit.

[8]	Amounts reflect the net present value of the annuity paid to the surviving spouse calculated using the same discount rate and mortality assumptions used in the Pension Benefits table. In accordance with the terms of the Pension Plan, the death benefit for Messrs. Krueger and Zwiers was calculated as though the NEO had continued as an employee of Wolverine until age 65 at the compensation level as of the date of death. Mr. Grimes, Mr. McBreen and Ms. Linton were not vested in the Pension Plan as of January 1, 2011, so no death benefit would be payable to any surviving spouse.

[9]	Under the Annual Bonus Plan, the LTIP and the terms of performance share awards, each NEO may be eligible to receive a pro rata portion of any award if employment is terminated as a result of the event. The amount reported represents actual payout under the Annual Bonus Plan for fiscal year 2010, actual payout under the 2008-2010 performance cycle of the LTIP, and for the 2009-2011 and 2010-2012 performance cycles, an estimated value of performance shares that would vest at the end of the performance period. Performance shares would vest on a prorated basis based on actual Company performance. For purposes of this estimate, the calculation uses target performance and a $31.88 stock price, the closing stock price at the end of fiscal year 2010.

[10]	Amounts in this row reflect the net present value of the annuity using the same discount rate and mortality assumptions used in the Pension Benefits table and assuming the NEO drew the disability benefit until age 65 and then the normal retirement benefit.

[11]	See the Pension Benefits table and associated footnotes. The Pension Benefits table describes the general terms of each pension plan in which the NEOs participate, the years of credited service and the present value of each NEO’s accumulated pension benefit assuming payment begins at age 65.

[12]	Mr. Krueger is the only NEO who was retirement eligible at fiscal year end.
AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors who are independent under the Company’s Director Independence Standards, the NYSE listed company standards, and applicable SEC standards. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of Wolverine’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent auditors, the qualifications and independence of the independent auditors, the annual independent audit of Wolverine’s financial statements, and compliance with legal and regulatory requirements. The Audit Committee is directly responsible in its capacity as a committee of the Board for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) Wolverine’s independent auditors. Wolverine’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations. Wolverine’s independent auditors are responsible for expressing an opinion on the conformity of Wolverine’s financial statements with generally accepted accounting principles and for auditing the effectiveness of Wolverine’s internal control over financial reporting.

The Audit Committee has taken steps to provide assurances regarding Audit Committee composition and procedures, the independence of Wolverine’s outside auditors and the integrity of Wolverine’s financial statements and disclosures. These steps include: (i) reviewing the Audit Committee Charter; (ii) reviewing the Accounting and Finance Code; (iii) maintaining an Accounting and Auditing Complaint Procedure to allow employees, stockholders and the public to report concerns regarding Wolverine’s financial statements, internal controls and disclosures; and (iv) reviewing procedures for the Audit Committee to pre-approve all audit and non-audit services provided by Wolverine’s independent auditors.

As part of its supervisory duties, the Audit Committee has reviewed Wolverine’s audited financial statements for the fiscal year ended January 1, 2011, and has discussed those financial statements with Wolverine’s management, internal financial staff, and the internal auditors and independent auditors with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine’s management, the financial staff, and the internal auditors and independent auditors with and without management present:

•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	allowances and reserves for accounts receivable, inventories and taxes;

•	accounting for acquisitions, pension plans and equity-based compensation plans;
•	goodwill impairment analysis; and
•	other significant financial reporting issues and practices.

The Audit Committee has discussed with Wolverine’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of Wolverine’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence rules and has discussed their independence from Wolverine and Wolverine’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent auditors during the year. After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Wolverine’s Board of Directors that the audited financial statements for the fiscal year ended January 1, 2011, be included in Wolverine’s Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Respectfully submitted,

Jeffrey M. Boromisa (Chairperson), William K. Gerber, Brenda J. Lauderback, Shirley D. Peterson
INDEPENDENT AUDITOR

Wolverine’s Audit Committee has adopted a policy under which the Audit Committee must approve all audit and non-audit services provided by Ernst & Young LLP and which prohibits Ernst & Young LLP from providing any non-audit services that are prohibited by the SEC or the PCAOB. The Company’s Audit Committee provides categorical pre-approval before the beginning of each fiscal year for routine and recurring services, with specific service descriptions and budgets. All audit services, internal control-related services, and other services not within the specifically pre-approved service descriptions and budgets require engagement-specific pre-approval. With certain exceptions (such as pre-approval of audit services), the Audit Committee may delegate engagement-specific pre-approval to one or more Committee members. Management must communicate to the Audit Committee at its next regularly scheduled meeting any services approved by a Committee member. Wolverine’s Audit Committee pre-approved all fees paid to Ernst & Young LLP for services performed in 2010 and 2009.

The aggregate fees billed by Ernst & Young LLP for audit and non-audit services were:

	2010	2009

Audit Fees[1]	$1,011,100	$991,075
Audit Related Fees[2]	-	-

Total Audit and Audit Related	$1,011,100	$991,075
Tax Fees[3]
Tax Compliance	$383,819	$506,520
Tax Planning & Advisory	$82,090	$430,240

Total Tax Fees	$465,909	$936,760
All Other Fees[4]	-	-

Total Fees	$1,477,009	$1,927,835

[1]	“Audit Fees” are comprised of fees for the annual audit, reviews of the financial statements included in Wolverine’s Form 10-Q filings, audit of internal control over financial reporting, foreign statutory audits and consultations concerning accounting matters associated with the annual audit.

[2]	“Audit Related Fees” are comprised of fees for assurance and related services that were reasonably related to the performance of the audit or a review of the financial statements and that are not reported as Audit Fees above, including accounting research, and employee benefit plan audits.

[3]	“Tax Fees” are fees for tax compliance, tax advice and tax planning.

[4]	“All Other Fees” are fees for any services not included in the first three categories.

Wolverine’s Audit Committee has adopted a policy restricting the Company’s hiring of current or former partners or employees of the Company’s independent auditors.
ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as independent auditors for the current fiscal year. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of Ernst & Young LLP to the Company’s stockholders for ratification. If this appointment is not ratified by the holders of a majority of shares present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select different independent auditors any time during the year if it determines that such a change would be in the best interests of the Company and the Company’s stockholders.

The Audit Committee reviewed Ernst & Young LLP’s performance prior to appointing them as the independent auditors, and considered the:

•	historical and recent performance of Ernst & Young LLP on the Company’s audit, including the quality of the engagement team and Ernst & Young LLP’s experience, client service, responsiveness and technical expertise;
•	PCAOB report of selected Ernst & Young LLP audits;
•	Ernst & Young LLP’s financial strength and performance;
•	appropriateness of fees charged; and
•	Ernst & Young LLP’s familiarity with the Company’s accounting policies and practices and internal control over financial reporting.

Ernst & Young LLP, a registered public accounting firm, was the Company’s independent auditor for the year ended January 1, 2011. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Board Recommendation
The Board recommends that you vote “FOR” ratification of the Audit Committee’s selection of the firm of Ernst & Young LLP, Grand Rapids, Michigan, as independent auditor for the Company for the fiscal year 2011.
ITEM 3: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

The Company is asking its stockholders to indicate their support for Wolverine’s NEO compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their view on compensation for the Company’s NEOs. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of Wolverine’s stockholders and will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

»	attract and retain talented NEOs who will lead Wolverine and achieve and inspire superior performance;

»	provide incentives for achieving specific near-term individual, business unit and corporate goals and reward the attainment of those goals at pre-established levels;

»	provide incentives for achieving longer-term financial goals and to reward attaining those goals at pre-established levels; and

»	align the interests of NEOs with those of the stockholders through incentives based on increasing stockholder value.

The executive compensation program achieves these objectives, in part, by:

»	balancing fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives);

»	rewarding annual performance while maintaining emphasis on longer-term objectives; and

»	blending cash, non-cash, long- and short-term compensation components, and current and future compensation components.

In 2010, the Company performed strongly, achieving record performances in annual revenue and earnings per share. The stock price increased to $31.88 at the end of fiscal 2010 from $27.22 at the end of fiscal 2009. Over the past five years, the Company’s performance, based on cumulative total stockholder return, has outperformed the S&P SmallCap 600 Index and S&P 600 Footwear Index.

The Company urges stockholders to read the “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve the Company’s compensation objectives. The Company also encourages stockholders to read the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 39 through 44, which provide detailed information on the compensation of the Company’s NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of the Company’s NEOs reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company asks stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Wolverine World Wide, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

Board Recommendation
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.
ITEM 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, the Company is asking its stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Item 3 above should occur every year, every two years or every three years. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. The Board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Board Recommendation
The Board recommends that you vote for conducting future advisory votes on executive compensation once “EVERY THREE YEARS.”
RELATED PARTY MATTERS

Certain Relationships and Related Transactions

Wolverine has entered into agreements with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto L. Grimoldi, a director of Wolverine, is chairman and a 35% shareholder. The agreements grant Grimoldi, S.A. the exclusive rights to distribute and sell footwear products in Argentina under the Hush Puppies®, Caterpillar®, and Patagonia® brand names, and footwear and apparel under the Merrell® brand name. Grimoldi, S.A. or its subsidiary purchases products, samples, footwear components, advertising materials and miscellaneous items from Wolverine or pays Wolverine royalties and certain sublicense fees based on sales or purchases of products in Argentina. Grimoldi, S.A. was obligated to pay Wolverine purchase prices, royalties, sublicense fees, service fees and interest relating to purchases made or royalties and fees incurred in fiscal year 2010 totaling $3,748,208. All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 2011. The Governance Committee reviewed and approved or ratified this transaction in accordance with Wolverine’s related person transactions policy (described below under “Related Person Transactions Policy”).

In the ordinary course of its business, Wolverine purchases promotional merchandise for use in connection with the sale of its products. In fiscal year 2010, Wolverine purchased promotional merchandise from Bullseye Group, LLC totaling $161,136. One-third of Bullseye Group, LLC is owned by Daniel Mehney, the son of David P. Mehney, a director of Wolverine. Wolverine anticipates purchasing promotional materials from Bullseye Group, LLC in 2011.

The Governance Committee reviewed and approved or ratified each of these transactions in accordance with Wolverine’s related person transactions policy, as described below.

Related Person Transactions Policy

Wolverine’s Board adopted written policies and procedures regarding related person transactions. They require the Governance Committee to review and either approve or disapprove the Company entering into any Interested Transactions (defined below). If advance approval is not feasible, then the Governance Committee must review and ratify the Interested Transaction at its next meeting.

Interested Transaction	Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

	(1)	the aggregate amount involved is or is expected to exceed $100,000 since the beginning of Wolverine’s last completed fiscal year;
	(2)	Wolverine is a participant; and
	(3)	any Related Person (defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity).

Related Person	Any:

	(a)	person who is or was at any point during the last fiscal year for which Wolverine filed a Form 10-K and proxy statement, an executive officer, director or nominee for election as a director;
	(b)	greater than five percent beneficial owner of Wolverine’s common stock; or
	(c)	immediate family member* of any of the foregoing.

*	Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Governance Committee considers whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the Related Person’s interest in the transaction, and other factors that it deems relevant. No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Person, except to provide all material information to the Governance Committee.

The following Interested Transactions are pre-approved under the policies and procedures:

(a)	any transaction with another company where a Related Person’s only relationship is as an employee, director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total revenues.

(b)	any charitable contribution by Wolverine to a charitable organization where a Related Person is an employee, if the aggregate amount involved does not exceed the lesser of $100,000, or two percent of the charitable organization’s total annual receipts.
ADDITIONAL INFORMATION

Stockholders List

A list of stockholders entitled to vote at the meeting will be available for review by Wolverine stockholders at the office of Kenneth A. Grady, Secretary and General Counsel of Wolverine, located at 9341 Courtland Drive, N.E., Rockford, Michigan 49351, during ordinary business hours for the 10-day period before the meeting.

Director and Officer Indemnification

The Company indemnifies its directors and NEOs to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires its directors and NEOs, and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock, to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, NEOs and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish Wolverine with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal year 2010, except as set forth below, the Company believes that during fiscal year 2010 its officers and directors filed the required reports under Section 16(a) on a timely basis. On June 21, 2010, Ms. Pamela L. Linton filed a Form 4 reporting her surrender of 556 shares of Wolverine common stock on January 15, 2009, to pay taxes due upon the vesting of restricted shares owned by Ms. Linton. The Form 4 also adjusts the total number of shares beneficially owned to account for this transaction.

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in Wolverine’s 2012 proxy statement and proxy card. Any such stockholder proposals must be submitted in writing to the Secretary of Wolverine no later than the close of business on November 12, 2011. You should address all stockholder proposals to the attention of Kenneth A. Grady, Secretary, Wolverine, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

The By-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2012 Annual Meeting of Stockholders, must be received at the Company’s principal executive offices by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the 2011 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the By-laws must be received between December 23, 2011, and the close of business on January 22, 2012. You should address a proposal to Kenneth A. Grady, Secretary, Wolverine World Wide, Inc., 9341 Courtland Drive N.E., Rockford, Michigan 49351, and include the information and comply with the requirements set forth in those By-laws, which the Company has posted on its website. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.

Voting Securities

Stockholders of record at the close of business on March 1, 2011, will be eligible to vote at the meeting. The Company’s voting securities consist of its $1.00 par value common stock, and there were 49,628,313 shares outstanding and entitled to vote on the record date. Each share outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter. Treasury shares are not voted. Individual votes of stockholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who acknowledge in writing their responsibility to comply with this policy of confidentiality.

Vote Required for Election and Approval

A plurality of the shares voted is required to elect directors. This means that the nominees who receive the most votes will be elected. In counting votes on the election of directors, only votes cast “for” or “withheld” affect the outcome. All other matters require for approval the favorable vote of a majority of shares present or represented at the meeting and entitled to vote on the applicable matter.

With respect to the election of directors, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect. With respect to all other matters to be voted on at the annual meeting, abstentions will have the same effect as votes “against” the matter, and broker non-votes, if any, will have no effect. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote those shares. Brokers do not have discretionary authority with respect to any of the proposals except for the ratification of the independent registered public accounting firm.

Voting Results of the Annual Meeting

The Company will announce preliminary voting results at the annual meeting and publish final results in a Form 8-K within four business days following the meeting. If final results are not known within four business days of the annual meeting, then the Company will file a Form 8-K with the preliminary results and file an amended Form 8-K within four business days of the availability of the final results.

Attending the Annual Meeting

You may vote shares held directly in your name as the stockholder of record in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, Wolverine recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may vote shares held in “street name” through a brokerage account or by a bank or other nominee in person if you obtain a proxy from the record holder giving you the right to vote the shares.

Manner for Voting Proxies

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where the shareholder has not indicated a specific choice, the shares represented by all valid proxies received will be voted in accordance with the Board’s recommendations as follows: (1) for each of the nominees for directors named earlier in this proxy statement, (2) for ratification of the appointment of the independent auditor, (3) for the advisory vote on executive compensation, and (4) every three years with respect to the advisory vote on the frequency of an advisory vote on executive compensation. The Board has not received timely notice of any matter that may come before the annual meeting. However, should any matter not described above be properly presented at the annual meeting, the persons named in the proxy form will vote in accordance with their judgment as permitted.

Revocation of Proxies

A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your Wolverine shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

Solicitation of Proxies

The Company will pay the expenses of solicitation of proxies for the annual meeting. Solicitations may be made in person or by telephone, by officers and employees of the Company, or by nominees or other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by the nominees or other fiduciaries. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of the Company’s common stock. The Company has engaged Georgeson Inc. at an estimated cost of $8,000, plus expenses and disbursements, to assist in solicitation of proxies.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of Wolverine stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and the Company’s 2010 Annual Report to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and its 2010 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Wolverine World Wide, Inc., 9341 Courtland Drive N.E., Rockford, Michigan 49351, Attn: Investor Relations or by calling (616) 866-5500 and asking for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Access to Proxy Statement and Annual Report

Wolverine’s financial statements for the fiscal year ended January 1, 2011, are included in the Company’s 2010 Annual Report, which the Company is providing to stockholders at the same time as this proxy statement. Wolverine’s Proxy Statement for the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended January 1, 2011, are available at www.wolverineworldwide.com/2011annualmeeting. If you have not received or do not have access to the 2010 Annual Report, write to Wolverine World Wide, Inc., 9341 Courtland Drive N.E., Rockford, Michigan 49351, Attn: Investor Relations or call (616) 866-5500 and ask for Investor Relations, and the Company will send a copy to you without charge.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 20, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/www • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and FOR 3 YRS on Proposal 4.
+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - William K. Gerber	☐	☐	02 - Blake W. Krueger	☐	☐	03 - Michael A. Volkema	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2011.		☐	☐	☐	3.	An advisory resolution on executive compensation.	☐	☐	☐
		3 Yrs	2 Yrs	1 Yr	Abstain
4.	An advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	1 U P X	+

WOLVERINE WORLD WIDE, INC.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351
Wolverine World Wide, Inc. will be holding its Annual Meeting of Stockholders on April 21, 2011. The enclosed Notice of 2011 Annual Meeting of Stockholders provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.
Telephone and Internet Voting.
On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.
Thank you in advance for your participation in our 2011 Annual Meeting.
Wolverine World Wide, Inc.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — WOLVERINE WORLD WIDE, INC.

This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder hereby appoints Blake W. Krueger and Donald T. Grimes, and each of them, each with full power of substitution, as proxies to represent the undersigned stockholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters that properly come before the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 9341 Courtland Drive N.E., Rockford, Michigan, 49351, on Thursday, April 21, 2011, at 10 a.m. Eastern Daylight Time, and any adjournment of that meeting.
If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors, for approval of Proposals 2 and 3 identified on this Proxy and for three years with respect to Proposal 4 identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may properly come before the meeting.
PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.
DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)